EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into on January 3, 2020 (the “Agreement Date”) (with effectiveness, as set forth in Section 4.1(b), as of January 1, 2020), by and among (i) ShiftPixy, Inc., a Wyoming corporation (“Seller”) and (ii) Shiftable HR Acquisition, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller, together with Shift Human Capital Management, Inc., a Wyoming corporation and Seller’s wholly owned subsidiary (“SHCM”), is engaged in, among other things, the business of marketing and selling professional employer organization (“PEO”) services (the foregoing, collectively, the “PEO Business”);

WHEREAS, Seller is also engaged in the business of developing and marketing certain Human Capital Platform Services primarily for the Quick Service Restaurant and Staffing Sectors under the tradename ShiftPixy (the “ShiftPixy Business”), which business Seller is retaining and not selling under this Agreement;

WHEREAS, prior to the Closing (as defined below), Seller assigned certain Client Agreements (as defined below) to SHCM and SHCM assigned certain Client Agreements to Seller; and

WHEREAS, Seller desires to sell, transfer, convey, assign and deliver to Buyer, and Buyer desires to acquire from Seller, the Purchased Assets, as more specifically described herein and Seller desires to transfer, and Buyer desires to assume, the Assumed Liabilities, in each case, for the consideration and on the terms and conditions set forth in this Agreement (the “Acquisition”).

NOW, THEREFORE, in consideration of the representations and warranties and mutual covenants and promises hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below) hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS AND USAGE

1.1 Definitions.

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Affiliate” means with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used in the definition of Affiliate, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of such Person, and the terms “controlled” and “controlling” have meanings correlative thereto.

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“Business Days” means a day other than Saturday, Sunday or any other day on which banks in New York, New York are required or authorized to be closed.

“Buyer Interim Payable and Expense” means any expense or Assumed Liability paid by Seller from any Excluded Bank Account on Buyer’s behalf since 12:01a.m. Eastern Time on the Effective Date.

“Client Agreement” means each services agreement, engagement agreement or other agreement with a client of the PEO Business, in each case for provision of services by Seller or SHCM to such client.

“Code” means the Internal Revenue Code of 1986, as amended. All citations to the Code, or the Treasury Regulations promulgated thereunder, shall include all amendments thereto and any substitute and successor provisions. All section references to the Code (or Treasury Regulations) shall include all similar provisions under the applicable local, state, federal or foreign tax Law.

“Confidential Information” means (a) all information concerning a Party and/or any of its Affiliates furnished to another Party or any Representative of such receiving Party or any of its Affiliates in writing, orally or electronically by such disclosing Party or any Representative of such disclosing Party or any of its Affiliates in connection with this Agreement or the transactions contemplated herein, whether before or after the Agreement Date, including any such information (i) concerning the business, financial condition, operations, products, services, assets and/or liabilities of such disclosing Party and/or any of its Affiliates, (ii) which relates to technologies, Intellectual Property or capital, models, concepts, or ideas of such disclosing Party and/or any of its Affiliates, (iii) of third parties that such disclosing Party and/or any of its Affiliates is required under applicable Law or Contracts to keep confidential, or (iv) that has been clearly identified as confidential; and (b) terms and conditions of this Agreement and any other agreement entered into pursuant hereto, the fact that the Parties have entered into this Agreement, and that this Agreement exists; provided, however, the term “Confidential Information” shall not include information that: (1) is already known or in the possession of such receiving Party at the time of disclosure, as evidenced by such receiving Party’s written documentation; (2) becomes subsequently available to such receiving Party on a non-confidential basis from a source not known or reasonably suspected by such receiving Party to be bound by a confidentiality agreement or secrecy obligation owed to such disclosing Party; (3) is or becomes generally available to the public other than as a result of a breach by such receiving Party or any Representative of such receiving Party or any of its Affiliates; or (4) is independently developed by such receiving Party without use, directly or indirectly, of Confidential Information of such disclosing Party, as evidenced by such receiving Party’s written documentation; provided, further, if only a portion of the Confidential Information falls under one of the foregoing exceptions, then only that portion shall not be deemed Confidential Information. The Parties acknowledge that Confidential Information can be shared by Seller or Buyer with any of their respective Affiliates and Representatives; provided, however, that such Affiliates and Representatives shall be under confidentiality restrictions no less prohibitive that the restrictions set forth herein; provided, further, that any breach of the confidentiality restrictions set forth herein by any Affiliate or Representative of a Party shall be the sole obligation of such Party in accordance with Article 8 hereof.

“Contracts” means contracts, leases and subleases, franchises, agreements, licenses, arrangements, commitments, letters of intent, legally binding memoranda of understanding, obligations, rights, indentures, mortgages, security interests, guarantees, and other similar arrangements whether written or oral, including the PEO Business’ client service agreements with its clients and the Material Contracts.

“Environmental Laws” means all Laws to which Seller is subject relating to (a) emissions, discharges, releases, or threatened releases of Hazardous Materials, (b) the generation, manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials, or (c) otherwise relating to the pollution of the environment, solid waste handling, treatment, storage, disposal, reclamation or remediation of any Hazardous Material, protection of environmentally sensitive areas, or health or safety.

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“Estimated Closing Statement” means a statement, in the form attached hereto as Exhibit A, setting forth Seller’s good faith estimation of the (i) Estimated Working Capital, (ii) the aggregate amount of remaining lease and/or financing payment obligations pursuant to each Assumed Contract for the duration of the existing term thereof, as disclosed on Schedule 2.1(b) (“Estimated Indebtedness”), and (iii) the aggregate amount of Transaction Expenses as of immediately prior to the Closing (the “Estimated Transaction Expenses”).

“Estimated Working Capital” means the estimated Working Capital, as set forth on the Estimated Closing Statement delivered to the Buyer pursuant to Section 3.5.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Governing Documents” means, with respect to any entity Person, the certificate of formation or incorporation, bylaws and similar governing documents of such Person.

“Governmental Authority” means any federal, state, local, or other government, or any court, governmental division or department, administrative agency or commission or other governmental or quasi-governmental authority or instrumentality of any nature, domestic or foreign.

“Governmental Authorizations” means any permit, certificate, license, consent, franchise, privilege, approval, registration, qualification or authorization which may be granted or issued by a Governmental Authority.

“Hazardous Materials” means (a) materials that contain substances defined in or regulated under the following federal statutes and their state counterparts, as well as such statutes’ implementing regulations, as such statutes and regulations have been amended from time to time: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Clean Air Act, (b) petroleum and petroleum products including crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) any substances with respect to which a Governmental Authority requires environmental investigation, monitoring, reporting or remediation, (e) any hazardous or solid waste, within the meaning of any Environmental Law, (f) any solid, hazardous, dangerous, or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law, (g) any radioactive material, (h) any asbestos-containing materials, and (i) any polychlorinated biphenyls in a form or condition prohibited by Environmental Laws.

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“Indemnified Taxes” means (i) all Taxes of SHCM for a Pre-Closing Taxable Period or, in the case of a Straddle Taxable Period, attributable to the portion of a Straddle Taxable Period ending on the Effective Date, (ii) any Taxes relating to the PEO Business for a Pre-Closing Taxable Period, (iii) any Taxes of Seller for any period, (iv) any Taxes of another Person for which SHCM is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. income Tax Law) as a result of having been a member of a consolidated, combined, unitary or similar Tax group (other than such a group as to which SHCM was the common parent) at any time prior to Closing, (v) any Taxes of another Person for which SHCM is liable as a transferee or successor, by Contract or pursuant to any law, rule, or regulation, where such transferee or successor status or such other status giving rise to such liability under any law, rule or regulation arose, or SHCM was a party to such Contract, prior to Closing and which Taxes relate to an event or transaction occurring before the Effective Date, (vi) any Transaction Taxes for which Seller is responsible under Section 7.8(d), (vii) any Taxes relating to the pre-Closing assignments by Seller and SHCM of certain Client Agreements to SHCM and Seller, respectively, (viii) any liabilities relating to the failure of SHCM to comply prior to Closing with any requirements to collect or withhold Taxes or to pay over to the relevant Governmental Authority amounts required to be so collected or withheld, and (ix) any interest, penalties or additions to Tax related to any items described in any of clauses (i) through (viii). Taxes attributable to the portion of a Straddle Taxable Period ending at the close of the Effective Date shall be determined, (i) in the case of real and personal property Taxes, based on the number of days in the Straddle Taxable Period that are or are prior to the Effective Date and the number of total days in the Straddle Taxable Period and (ii) in the case of all other Taxes, based on an interim closing of the books as of the close of the Closing date.

“Intellectual Property” means any and all industrial and intellectual property rights worldwide and all rights associated therewith whether registered or unregistered, including (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), invention disclosures, discoveries, improvements, including those that (i) are included in any Patent claim, (ii) are subject matter capable of being reduced to a Patent claim in a reissue or reexamination proceedings brought on a Patent, and/or (iii) could have been included as a claim in a Patent; and all patents (including utility and design patents, industrial designs and utility models), patent applications, and all other rights of inventorship, worldwide, together with all reissuances, renewals, extensions, provisionals, continuations, continuations-in-part, continuing prosecution applications, requests for continuing examinations, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof; and any registrations of any of the foregoing, worldwide, including all priority rights (collectively, “Patents”); (b) trademarks, common law trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and URL addresses and general-use e-mail addresses, together with the goodwill associated with any of the foregoing throughout the world, and all applications, registrations and renewals thereof (collectively, “Marks”); (c) copyrights and registrations and applications therefor, including in and to works of authorship, moral rights, mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations, collective works, and derivative works thereof (collectively, “Copyrights”); (d) all trade secrets and confidential business and technical information (including ideas, research and development, know-how, formulas, technology, compositions, technical data, engineering, production and other designs, plans, drawings, engineering notebooks, industrial models, software and specifications), in each case, whether or not they constitute a “trade secret” as defined under applicable Law (collectively, “Trade Secrets”); (e) all (i) software, computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) computer-based databases and compilations, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (iv) all versions, updates, corrections, enhancements and modifications related to any of the foregoing, and (v) all Documents (including, user manuals, training documentation, developer notes, comments and annotations) related to any of the foregoing (collectively, “Software”); (f) all computer and electronic data, data processing programs, documentation and Software, both source code and object code (including flow charts, diagrams, descriptive texts and programs, computer printouts, underlying tapes, computer databases and similar items), computer applications and operating programs; (g) all rights to sue for and remedies against past, present and future infringements, misappropriation or dilution of any or all of the foregoing included in the Purchased Assets and rights of priority and protection of interests therein under the Laws of any jurisdiction worldwide; (h) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and (i) all other proprietary, intellectual property and other rights relating to any or all of the foregoing.

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“Knowledge of Seller”, “Seller’s Knowledge” or words of similar connection means the actual knowledge of Seller, Scott Absher, Kirk Flagg, and Dominic Carney, including the knowledge that would be obtained by making reasonable inquiry of applicable employees, officers, and directors of Seller.

“Law” means any law, rule, regulation, judgment, injunction, order, decree or other legally binding action or requirement of a Governmental Authority.

“Lien” means any security interests, liens, pledges, escrows, options, rights of first refusal, mortgages, charges, indentures, deeds of trust, right of way, restrictions on the use of real property, security agreements, easements, encroachments, or similar encumbrances, restrictions or limitations on the use of real or personal property, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any event, circumstance, state of facts, change or development, either individually or in the aggregate, that has been or would reasonably be expected to be materially adverse to the Purchased Assets and/or the Assumed Liabilities or to the ability of Seller to perform its or his respective obligations under this Agreement and consummate timely the transactions contemplated by this Agreement; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: any adverse event, circumstance, state of facts, change or development arising from or relating to (i) general or specific economic or industry conditions or conditions in Seller’s PEO Business sector or competitive forces, in each case to the extent that such conditions or forces do not have a disproportionate impact on Seller, its business or operations, or (ii) changes in Laws.

“New Contracts” means each client service agreement executed by Buyer after the Closing where the applicable client was initially solicited and sourced for Buyer either before or after the Closing Date by Seller, any Transitioned Employee, or any individual hired by Buyer after the Effective Date and which client service agreement is operative (i.e., Buyer processes payroll thereunder) at least one payroll during the 12 month period immediately following the Effective Date.

“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business of such Person consistent with its past practices (including with respect to quantity and frequency).

“Party” or “Parties” means Seller and Buyer, and their respective successors and permitted assigns.

“PEO Business Data” means all data and personal information accessed, processed, collected, stored or disseminated by Seller or SHCM, including (a) any specific and unique information relating to or associated with an identified or identifiable natural person (such as name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver’s license number, account number, credit or debit card number or identification number) and (b) all telephone numbers, websites, URLs and e-mail addresses owned, licensed or otherwise used by Seller or SHCM in connection with, or otherwise relating to, any of the PEO Business and/or the Purchased Assets.

“Person” means an individual, a sole proprietorship, a partnership, a corporation, a limited liability company, an association, a labor organization, a joint stock company, a trade union, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Authority.

“Pre-Closing Taxable Period” means any taxable period that ends on or before the Effective Date and the portion of any Straddle Taxable Period that ends as of the Closing on the Effective Date.

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“Release” means any spill, discharge, leach, leak, emission, escape, injection, dumping or other release or threatened release into the environment, whether or not notification or reporting to any Governmental Authority was or is required, including any Release which is subject to Environmental Laws.

“Representative” of a Person means any of the directors, officers, employees, advisors, agents, shareholders, members, consultants, lawyers, accountants, investment bankers, financial advisors or other representatives of such Person.

“Restricted Cash” means cash deposits, cash collateralizing any obligation or liability (including, for the avoidance of doubt, cash held to secure workers compensation insurance premium payments or liabilities), cash in reserve or escrow accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement or otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose.

“Sales” means sales of services or products of Seller or SHCM purchased by a customer of the PEO Business.

“Seller Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each other employee benefit or compensation plan, program or arrangement maintained or contributed to by Seller or Affiliate of Seller, including any sick leave, vacation, severance, salary continuation, retirement, deferred compensation, bonus, incentive compensation, medical, dental, vision, life or disability insurance plan, program or arrangement.

“Seller Interim Transfers” means any transfer of funds made by Seller from any Included Bank Account to any Excluded Bank Account since 12:01 a.m. Eastern Time on the Effective Date.

“Straddle Taxable Period” means any Tax period beginning on or before, and ending after the Effective Date.

“Target Working Capital” means $1,500,000.

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, employment, disability, transfer, real and personal property, sales, use, registration, customs duties, alternative or add on minimum, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding, escheat, unclaimed property, and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or not, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or Affiliated Group or of a contractual obligation to indemnify any Person.

“Tax Return” means any report, return, declaration, claim for refund or other information or statement supplied or required to be supplied by Seller or SHCM relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

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“Transaction Agreement” means, collectively, this Agreement and all other agreements, documents, instruments and certificates executed or provided in connection herewith.

“Transaction Expenses” means the fees, costs and expenses of Seller (including the fees, costs and expenses of legal counsel and other advisors) incurred in connection with or related to the sale and purchase of the Purchased Assets, the negotiation of the Transaction Agreements, in each case whenever due and payable (but excluding, for the avoidance of doubt, any similar fees, costs and expense of Buyer or its Affiliates).

“Working Capital” means (i) the total current assets of Seller and SHCM included in the Purchased Assets (excluding Restricted Cash), minus (ii) the total current liabilities of Seller included in the Assumed Liabilities, in each case, determined as of 12:01 a.m. Eastern Time on the Effective Date, in accordance with GAAP. Notwithstanding the foregoing, no Excluded Asset and no Retained Liability shall be included in the calculation of Working Capital for all purposes of this Agreement. The categories that make up Working Capital are set forth on Schedule WC. Schedule WC also includes an example calculation of Working Capital as of November 30, 2019.

1.2 Interpretation. In this Agreement:

(a) the singular number includes the plural number and vice versa;

(b) reference to any gender includes each other gender;

(c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(e) “or” is used in the inclusive sense of “and/or”;

(f) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(g) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

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ARTICLE 2

PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1 Purchased Assets. Subject to the terms and conditions hereof, upon the Closing, except for the Excluded Assets and Retained Liabilities, Buyer shall purchase, acquire and accept, and Seller shall validly sell, assign, transfer, grant, bargain, deliver and convey, free and clear of all Liens, to Buyer all rights, titles and interests in and to the PEO Business and all assets of Seller used or held for use primarily in the PEO Business, including, without limiting the generality of the foregoing, all of the following assets whether now owned, leased or held for use or hereafter owned, leased or held for use at any time prior to the Closing and whether or not reflected on Seller’s balance sheets (collectively, together with any assets sold pursuant to Section 2.4, the “Purchased Assets”):

(a) All machinery, equipment, goods, furnishings, furniture, fixtures, office equipment, office supplies, computer hardware, production and other supplies and spare and repair parts, tools and other tangible personal property, including any such property in transit and property held outside of a facility operated or leased by Seller used or held for use primarily in the PEO Business (collectively, the “Equipment and Other Tangible Personal Property”), including those items listed or described in Schedule 2.1(a);

(b) All Contracts set forth in Schedule 2.1(b) (the “Assumed Contracts”);

(c) All rights to payment and other accounts receivable relating to the Assumed Contracts and for Sales made before or after the Closing;

(d) All pre-paid assets relating to the Assumed Contracts and all pre-paid assets set forth on Schedule 2.1(d);

(e) All of Seller’s rights, titles and interests in and to those Leases for all premises occupied by Seller as listed in Schedule 5.19(b) (those that are elected, the “Assumed Leases”), together with all fixtures and leasehold improvements with respect to the premises covered by Assumed Leases;

(f) All of Seller’s trade names (including all derivatives thereof) used or held for use primarily in the PEO Business, including those trade names set forth in Schedule 2.1(f);

(g) All phone and telecopy numbers, websites, domain names and email addresses used for the operation of the PEO Business used or held for use primarily in the PEO Business, including those set forth in Schedule 2.1(g);

(h) To the extent used or held for use in the PEO Business, all Intellectual Property, all licenses and sublicenses granted and obtained with respect thereto, and all tangible embodiments thereof, including all Patents, Trade Secrets, Confidential Information, Marks, Copyrights, all Software, product specifications, drawings, and prototypes, rights to the names “Shift Human Capital Management”, “SHCM” and “Shiftable HR” and intangible items;

(i) All operational data, marketing information, promotional and advertising materials, all prepaid and deferred advertising, sales records, customer lists, customer files (including customer credit and collection information), vendor lists, historical and financial records and files, and all other information (including electronic information) relating to the Purchased Assets and used or held for use primarily in the PEO Business;

(j) All goodwill related to, arising from or used in connection with the Purchased Assets;

(k) All approvals, authorizations (including environmental Governmental Authorizations), licenses, permits, franchises, orders, registrations, certificates, variances and other Governmental Authorizations required or necessary for Seller to carry on the PEO Business (collectively, the “Permits”);

(l) All rights or causes in action arising out of occurrences after the Closing, including third party warranties and guarantees and other similar contractual rights as to third parties held by or in favor of Seller with respect to any of the Purchased Assets;

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(m) All (i) books and records of Seller, SHCM and their respective Affiliates used or held for use primarily in the PEO Business, including without limitation books of account, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, correspondence with any Governmental Authority, sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), and marketing and promotional surveys, material and research, in each case in this clause (i) to the extent primarily related to the other Purchased Assets and/or Assumed Liabilities, (ii) executed copies of all Assumed Contracts and Assumed Leases, and (iii) files relating to the Intellectual Property used or held for use primarily in the PEO Business (the foregoing clauses (i), (ii) and (iii), collectively, the “Books and Records”), it being acknowledged and agreed that, solely to the extent required by applicable law, and subject to compliance with Section 7.4 hereof, Seller may retain copies of Books and Records required to be maintained and possessed by Seller after the Closing under applicable law;

(n) All rights to insurance and condemnation proceeds relating to the damage, destruction or impairment of any of the Purchased Assets, which damage, destruction or impairment occurs from and after the Closing and all such rights to the extent they relate to damages indemnifiable pursuant to Section 8.1;

(o) All bank accounts of Seller, SHCM or their respective Affiliates used to collect funds from any PEO Business client of Seller, SHCM or their respective Affiliates as set forth on Schedule 5.21 (the “Included Bank Accounts”);

(p) All of Seller’s, SHCM’s or their respective Affiliates’ cash and cash equivalents in the Included Bank Accounts as of the Closing Date;

(q) All capital stock or other equity securities of SHCM (“Shift Equity Interests”); and

(r) All of Seller’s, SHCM’s or their respective Affiliates’ professional employment organization licenses and permits used or held for use primarily in the PEO Business.

2.2 Excluded Assets. The Purchased Assets shall not include the following assets and property (collectively, the “Excluded Assets”):

(a) All assets (tangible or intangible) that are primarily used or held for use in the ShiftPixy Business and not primarily used or held for use in the PEO Business;

(b) All rights to the tradename ShiftPixy;

(c) All rights to the source code, object code or software for the software product marketed and/or sold under the tradename ShiftPixy;

(d) Copies of all minute books, stock or equity transfer books and other documents relating to the organization, maintenance, and existence of Seller as a corporation;

(e) Seller’s Tax identification numbers and copies of Tax Returns (and any notes, work papers, files, or documents relating thereto);

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(f) All claims for refunds of Taxes and other governmental charges of Seller for Tax periods prior to the Closing;

(g) Copies of any personnel records and other business records with respect to the PEO Business that Seller is required by Law to retain in its possession;

(h) The rights accruing to Seller pursuant to this Agreement and the other Transaction Agreements;

(i) All Contracts that are not Assumed Contracts, including the Contracts set forth on Schedule 2.2(i);

(j) All insurance policies of Seller and, except to the extent included in Purchased Assets pursuant to Section 2.1(n) above, all rights to applicable claims and proceeds thereunder, including all monies relating to workers’ compensation reserves accrued prior to the Closing Date;

(k) All Seller Benefit Plans and assets attributable thereto;

(l) Other than the Shift Equity Interests, all capital stock, membership interests or other equity securities in any Person;

(m) Such other assets of Seller as may be listed on Schedule 2.2(m); and

(n) All bank accounts of Seller that are not used by Seller to collect funds from any client of Seller (the “Excluded Bank Accounts”).

2.3 Liabilities.

(a) Assumed Liabilities. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer hereby assumes and acquires, effective as of the Closing, only the following specific liabilities of Seller and SHCM (collectively, the “Assumed Liabilities”):

(i)	All accounts payable set forth on Schedule 2.3(a) in the respective amounts therein set forth;

(ii)	All obligations to pay third party brokers in respect of any Assumed Contract, but in each case only to the extent that the obligation to pay such third party broker arises after the Closing based on sales of products or services provided to clients under the Assumed Contracts after the Closing; and

(iii)	All obligations arising from the conduct of the PEO Business by Buyer after the Closing under the Assumed Contracts and the Assumed Leases, but in each case only to the extent such obligations do not arise from or relate to any breach or violation by Seller on or prior to the Closing.

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(b) Excluded Liabilities.

(i)	Any and all obligations and liabilities of Seller and its direct or indirect subsidiaries, including SHCM, whether accrued or contingent, known or unknown, due or not due, that are not Assumed Liabilities (including any liabilities of Seller relating to successor liability doctrines on the transfer of all or substantially all the assets of Seller and/or of the PEO Business) shall be and remain the sole obligations and liabilities of Seller to pay and discharge, and Buyer shall not be obligated in any respect therefor (collectively, the “Retained Liabilities”). For the avoidance of doubt and without limiting the generality of the foregoing, the Retained Liabilities include (a) any liabilities or obligations arising from the ShiftPixy Business, including the operations of SHCM, (b) any liabilities or obligations (including Taxes) arising from Seller’s and/or SHCM’s conduct of the PEO Business prior to the Closing, (c) all liabilities of any kind of Seller and/or SHCM’s owed to any of its respective Affiliates, and (d) any event, circumstance or condition first occurring or existing on or prior to the Closing that with notice, lapse of time or both would constitute or result in a breach of any provision of any Client Agreement, in each case notwithstanding the purchase by Buyer of the Purchased Assets or the Shift Equity Interests at the Closing. For the avoidance of doubt, workers compensation program liabilities of Seller and SHCM, including reserve or other liabilities with respect to current or former workers compensation programs and including the remaining unpaid balance on any settlement related to any current or former workers’ compensation carriers, shall be Retained Liabilities. Seller hereby irrevocably and unconditionally waives and releases Buyer and its Affiliates from all Retained Liabilities, including any such liabilities created by statute or common law.

(c) Survival; Reimbursement. Notwithstanding any other provision of this Agreement to the contrary, Section 2.3(a) and Section 2.3(b) shall survive the Closing indefinitely. To the extent Buyer (or any of its Affiliates) is required to and actually pays or satisfies any Retained Liabilities, then Seller hereby agrees to reimburse Buyer promptly upon request from Buyer accompanied with reasonable evidence of such Retained Liabilities and payment or satisfaction.

ARTICLE 3

PURCHASE PRICE

3.1 Aggregate Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price (the “Purchase Price”) for the Purchased Assets and for the Non-Competition Agreement, to be paid by Buyer (or its designee) to Seller is Nineteen Million and 00/100 Dollars ($19,000,000.00) (subject to adjustment in accordance with the terms of this Agreement) plus the assumption of the Assumed Liabilities, which purchase price shall be comprised of, and paid in the manner, as follows:

(a) An amount equal to Nine Million Five Hundred Thousand and 00/100 Dollars ($9,500,000.00) (the “Closing Payment”) plus or minus, as applicable, (i) the amount, if any, by which the Estimated Working Capital exceeds Target Working Capital, or by which Target Working Capital exceeds the Estimated Working Capital, as applicable, minus (ii) the Estimated Indebtedness, and minus (iii) the Estimated Transaction Expenses, payable at Closing by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Schedule 3.1(a).

(b) An amount (the “Installment Amount”), subject to the right of offset pursuant to Section 8.5 and to the adjustments as set forth in Section 3.5(c) and Section 7.14, equal to (i) Nine Million Five Hundred Thousand and 00/100 Dollars ($9,500,000.00), payable as set forth in Section 3.4.

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3.2 Allocation of Purchase Price.

(a) The Parties agree to allocate the Purchase Price (plus the Assumed Liabilities that are properly included in Buyer’s tax basis for the Purchased Assets) among the Purchased Assets in accordance with Schedule 3.2(a) and this Section 3.2.

(b) The Parties agree that the Purchase Price, including any adjustments thereto, shall be allocated among the Purchased Assets based on the book value of such assets for financial accounting purposes, as set forth in Section 3.2 and agree to report the transaction to all Taxing Authorities for all Tax purposes in accordance with such allocation (including without limitation the filing of IRS Form 8594, or any successor form, and any state Tax equivalent(s)). Each Party shall notify and provide the other Parties with reasonable assistance in the event of an examination, audit or other proceeding regarding any allocation of the Purchase Price determined pursuant to this Section 3.2. Except as required by applicable Law, no Party shall not take any position in any Tax Return, Tax proceeding or audit that is inconsistent with such allocation.

(c) Any indemnification payment treated as an adjustment to the Purchase Price shall be reflected as an adjustment to the price allocated to the specific asset, if any, giving rise to the adjustment and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated among the Purchased Assets in a manner consistent with Schedule 3.2(a).

3.3 Withholding. Notwithstanding any other provision in this Agreement to the contrary, Buyer and each of its Affiliates may deduct and withhold from amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is legally obligated to deduct and withhold with respect to the making of such payment under any provision of any federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Buyer or any of its Affiliates, such amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Person in respect of which such deduction and withholding was made. To the extent any amounts are so withheld by Buyer or any of its Affiliates, such amounts shall be remitted to the appropriate Governmental Authority within five (5) Business Days of such withholding and Buyer or any of its Affiliates shall promptly report such withholding and remittance to Seller and the appropriate Governmental Authority.

3.4 Payment of Installment Amount.

(a) Installment Payments. Buyer (or its designee) shall pay to Seller the Installment Amount, in forty-eight (48) consecutive equal monthly installments in the amount of $197,916.66 (with the exception of the final monthly installment payment, which shall be equal to the remaining balance of the Installment Amount as of the day of such payment) (each, an “Installment Payment”), due no later than the 15th day of each month beginning in April 2020 and ending April, 2024 (such period, the “Installment Period”); provided that if the Installment Amount is adjusted pursuant to Section 3.5(c) or Section 7.14, the resulting Installment Amount (the “Adjusted Installment Amount”) shall be payable in equal monthly installments equal to (i) the Adjusted Installment Amount minus the amount of the Installment Payments previously paid by Buyer pursuant to this Section 3.4 divided by (ii) the number of Installment Payments remaining in the Installment Period (with the exception of the final monthly installment payment, which amount shall be equal to the remaining balance of the Adjusted Installment Amount as of the day of such payment); provided, further, that Buyer (or its designee) shall not pay to Seller any Installment Payments until and unless Seller complies with its obligations set forth in Section 7.8(e).

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(b) Subordination.

(i) Payment of each of the Installment Payments is subordinate to all indebtedness, liabilities or other obligations of Buyer under any agreement with a non-Affiliate, third party evidencing or restricting any indebtedness of the Buyer including any existing or future indebtedness, supplements, amendments, restatements, or replacements thereto (collectively, as may be amended from time to time, the “Buyer Financing Agreements”). The Parties hereby covenant and agree that no Installment Payment shall be made if there exists, or would exist after giving effect to any proposed payment, a default or event of default (either in itself or with the giving of notice or passage of time or both) under the terms of any Buyer Financing Agreement or if the conditions to making such proposed payment are not, or would not after giving effect to such proposed payment be, satisfied under any such Buyer Financing Agreement. Notwithstanding the foregoing, if any portion of any Installment Payment would not result in a default or event of default (either in itself or with the giving of notice or passage of time or both) under the terms of any Buyer Financing Agreement and the conditions to making such proposed payment are satisfied under such Buyer Financing Agreement, then the Buyer shall make the largest partial payment which would not result in such a default or event of default and the balance of the payment shall not be made. Once the conditions giving rise to any such delay have been remedied, the Buyer shall, to the extent permitted under the terms of the applicable Buyer Financing Agreements (or any subordination agreement), pay to Seller the amount of such delayed payment.

(ii) Seller agrees, upon request by (i) any agent (the “Agent”) for any of the lenders under any such Buyer Financing Agreement (each a “Senior Lender”) or (ii) any Senior Lender, to execute and deliver a subordination agreement in form and substance reasonably satisfactory to such Agent or such Senior Lender, as applicable.

3.5 Purchase Price Adjustment.

(a) Estimated Working Capital. At least three days prior to the Closing, Seller shall deliver to Buyer the Estimated Closing Statement.

(b) Post-Closing Determination of Actual Purchase Price. Within ninety (90) calendar days after the Effective Date, Buyer will cause to be prepared and delivered to Seller a statement setting forth Buyer’s calculation of the Working Capital and the Purchase Price, minus any Seller Interim Transfers and plus any Buyer Interim Payable and Expenses (the “Proposed Closing Statement”), prepared consistently with methods used to prepare the Estimated Closing Statement. Following receipt of the Proposed Closing Statement, if Seller has any objections to such calculation as prepared by Buyer, Seller shall deliver written notice to Buyer of such dispute within thirty (30) days after the date of such receipt. In the event that Seller does not notify Buyer of a dispute with respect to the Proposed Closing Statement within such thirty (30) day period, the Proposed Closing Statement shall be final and binding as the “Final Closing Statement” in accordance with Section 3.5(c). In the event that Seller does notify Buyer of a dispute with respect to the Proposed Closing Statement within such thirty (30) day period, any item in the Proposed Closing Statement which Seller does not dispute in such notice shall be final and binding on the parties, and Seller and Buyer shall negotiate in good faith to resolve each item which Seller did dispute in such notice, and, upon Seller’s request, Buyer shall provide Seller and its Representatives with reasonable access to such Books and Records of Seller as relate to the specific items of dispute, provided that access shall be subject to customary confidentiality arrangements and shall not be provided to the extent such access would breach attorney-client privilege of Buyer or any of its Affiliates. Notwithstanding such good faith effort, if Buyer and Seller fail to resolve such dispute within thirty (30) days (or such longer period, if any, as Buyer and Seller may mutually agree in writing) after Seller provide such written notice of dispute to Buyer, the specific matter or matters in dispute will be submitted to an independent, regionally recognized accounting firm mutually selected by Buyer and Seller (the “Accounting Firm”), which firm will make a final and binding determination as to such matter or matters in dispute (and no other matters). If Buyer and Seller are unable to agree on the Accounting Firm, then the Accounting Firm will be Dixon Hughes Goodman LLP. As soon as practicable, the Accounting Firm will send to Buyer and Seller its written determination as to such disputed matter or matters, which, absent manifest error having a material effect, will be binding on the Parties and deemed final as of the date delivered to Buyer and Seller (provided that in resolving any item, the Accounting Firm may not assign a value to any such item greater than the maximum value or less than the minimum value for each such item claimed by Seller in the Estimated Closing Statement or by Buyer in the Proposed Closing Statement, as applicable). The Accounting Firm shall allocate its fees, costs and expenses between Buyer on the one hand, and Seller on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party and each of Buyer and Seller shall promptly pay their respective share of such fees, costs and expenses in accordance with the Accounting Firm’s allocation.

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(c) Payments. Upon resolution of all disagreements related to the Proposed Closing Statement, the Proposed Closing Statement, as and if modified by Buyer and Seller pursuant to written agreement, or (as applicable) as may be modified by the Accounting Firm pursuant to a written report, will be binding on the Parties and will be referred to as the “Final Closing Statement.” Subject to the right of offset pursuant to Section 8.5, if the Working Capital on the Final Closing Statement (the “Final Closing Working Capital”) is less than the Estimated Working Capital, then Seller shall be obligated to pay to Buyer an amount equal to (i) the difference between the Estimated Working Capital and the Final Closing Working Capital plus (ii) any Seller Interim Transfers minus (iii) any Buyer Interim Payable Expenses by wire transfer of immediately available funds to or as directed by Buyer within five (5) Business Days after the Final Closing Statement has been finalized; provided that, if Seller fails to make such payment within such period, Buyer shall have the right (as its option) to elect immediately to reduce the Installment Amount by the aggregate amount of such payment not so made by providing written notice of such election to Seller. If the Final Closing Working Capital is greater than Estimated Working Capital, then an amount equal to (x) the difference between the Final Closing Working Capital and Estimated Working Capital minus (y) any Seller Interim Transfers plus (z) any Buyer Interim Payable Expenses shall be added to the balance of the Installment Amount. Any such payment or adjustment under this Section 3.5(c) shall be treated as an adjustment to the Purchase Price.

ARTICLE 4

CLOSING

4.1 Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the date of execution of this Agreement (“Closing Date”). The Closing shall take place by conference call and by the exchange and release of signature pages delivered remotely by email or fax on the Closing Date, or at such other time, date or place as Buyer and Seller mutually agree; provided, however, that the Parties agree that the Closing shall be deemed to have taken effect as of 12:01 a.m. Eastern Time on January 1, 2020 (the “Effective Date”).

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(b) For the avoidance of doubt, the following clauses (i) through and including (v) shall be applicable:

(i)	as between Buyer and Seller, Buyer shall be deemed for purposes of determining the effective time of transfer of ownership of the Purchased Assets to have acquired them as of 12:01 a.m. Eastern Time on the Effective Date;

(ii)	the amount of Working Capital shall be, as set forth in the definition thereof, determined as of 12:01 a.m. Eastern Time on the Effective Date;

(iii)	the Assumed Liabilities and the Excluded Liabilities shall be determined as of the Closing Date;

(iv)	the representations and warranties in Article V and Article VI shall be made as of the Closing Date;

(v)	the covenants in Article VII shall apply from and after the Closing on the Closing Date; and

(vi)	indemnification under Section 8.1(a) and Section 8.1(b) shall be determined based upon the Closing occurring as of 12:01 a.m. Eastern Time on the Closing Date.

4.2 Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, prior to the Closing:

(a) Deliveries by Seller to Buyer. Seller will deliver or cause to be delivered, as applicable, to Buyer:

(i)	An assignment and bill of sale attached hereto as Exhibit B, executed by Seller, and such other assignments and other instruments of transfer and conveyance as Buyer shall deem reasonably necessary or desirable to vest in Buyer all rights, titles and interests in and to the Purchased Assets and the PEO Business, including any certificates evidencing the Shift Equity Interests;

(ii)	An assignment and assumption agreement attached hereto as Exhibit C, executed by Seller, with respect to each of the Assumed Contracts and Assumed Leases (the “Assignment and Assumption Agreement”);

(iii)	A duly executed certificate of a Secretary or Assistant Secretary of Seller certifying, as complete and accurate as of the Closing, the Governing Documents of Seller and all requisite resolutions or actions of Seller’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other Transaction Agreement;

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(iv)	A certificate of good standing for Seller and SHCM from the Secretaries of State or corresponding certifying authorities of Wyoming, each state set forth on Schedule 4.2(iv), and each other state in which Seller or SHCM operates the PEO Business or where the Purchased Assets are located;

(v)	An affidavit from Seller, dated as of the Closing, in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating Seller’s taxpayer identification number and that Seller is not a foreign person pursuant to Section 1445(b)(2) of the Code;

(vi)	A restrictive covenants agreement attached hereto as Exhibit D attached hereto (the “Noncompetition Agreement”), executed by Scott Absher, Kirk Flagg, Dominic Carney and Seller;

(vii)	All consents, waivers and approvals of any Governmental Authority and third party required to be obtained before consummation of the transactions contemplated by this Agreement as identified on Schedule 5.4 shall have been obtained, including the landlords under any of the Assumed Leases;

(viii)	Seller shall satisfy (contemporaneous with the Closing) all outstanding indebtedness relating to any Liens imposed on the Purchase Assets and at the Closing delivered all documentation necessary to terminate and release all Liens on the Purchased Assets as provided in Schedule 4.3(a)(viii);

(ix)	A subordination agreement with Zions Bancorporation, N.A. dba Zions First National Bank (“Zions”) attached hereto as Exhibit E (the “Subordination Agreement”), executed by Seller; and

(x)	All such other instruments of conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary to vest in Buyer title to the Purchased Assets in accordance with Section 2.1 hereof, including time-stamped instruments and releases, in form and substance satisfactory to Buyer, evidencing release and removal of all Liens on the Purchased Assets.

(b) Deliveries by Buyer to Seller. Buyer will deliver or cause to be delivered to Seller:

(i)	A counterpart to the Assignment and Assumption Agreement, duly executed by Buyer;

(ii)	A counterpart to the Noncompetition Agreement, duly executed by Buyer; and

(iii)	A counterpart to the Subordination Agreement, duly executed by Zions.

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ARTICLE 5

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller hereby makes the following representations and warranties to Buyer, each of which is true and correct on the Agreement Date, each of which will be unaffected by any investigation heretofore or hereafter made by Buyer and each of which will survive the Closing and the transactions contemplated hereby:

5.1 Organization; Capitalization; Subsidiaries.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, which jurisdiction is listed on Schedule 5.1(a) and has all requisite power and authority to own its property and operate its business as and where it is now being conducted. Seller has delivered to Buyer true and complete copies of the Governing Documents for Seller. SHCM is duly qualified or licensed to conduct business as a foreign corporation and is in good standing in each jurisdiction set forth on Schedule 5.1(a), which jurisdictions comprise all of the jurisdictions in which the nature of the PEO Business or the ownership or leasing of SHCM’s assets and properties makes such qualification or registration necessary.

(b) Seller does not own or otherwise hold, directly or indirectly, any stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

5.2 Power and Authority. Seller has all requisite power and authority to enter into, deliver and perform its obligations under this Agreement and all other Transaction Agreements and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Seller, and the consummation of the transactions contemplated hereby and thereby, will have been duly authorized by all necessary actions and proceedings prior to the Closing, and this Agreement and the Transaction Agreements are, and any documents or instruments to be executed and delivered by Seller pursuant hereto will be, legal, valid and binding obligations of Seller enforceable in accordance with their terms.

5.3 Governmental Authorizations. None of the execution, delivery and performance by Seller of this Agreement or any Transaction Agreement requires or will require any action by or in respect of, or filing with, any Governmental Authority.

5.4 Non-Contravention; Consents; Restrictive Documents.

(a) Except as disclosed on Schedule 5.4(a), the execution, delivery and performance by Seller of this Agreement and each of the Transaction Agreements does not (i) violate the Governing Documents of Seller, (ii) violate, in any material respect, any applicable Law or Order, (iii) require any filing with or consent or approval of, or require the giving of any notice to (including under any right of first refusal or similar provision), any court or other Person (including filings, consents or approvals required under any permits of Seller, or any licenses, leases, franchises, Contracts, or other agreements to which Seller is or will be a party as of the Closing), (iv) result in a material violation or breach of, conflict in any material way with, constitute (with or without due notice or lapse of time or both) a material default under, or give rise to any right of termination, cancellation, or acceleration of, any right or obligation of Seller, or to a loss of any material benefit to which Seller is entitled, under any agreement or other instrument binding upon or providing rights to Seller or any franchise, permit, license, or other similar authorization held by Seller, or (v) result in the creation or imposition of any Lien on any Purchased Asset.

(b) Seller is not subject to, or a party to, any charter, bylaw, mortgage, Lien, lease, license, franchise, permit, instrument, Law, Order, or any other restriction that (a) to the Knowledge of Seller, has had or would reasonably be expected to materially and adversely affect any of the Purchased Assets, (b) would prevent consummation of the transactions contemplated by this Agreement and the Transaction Agreements, compliance by Seller with this Agreement and the Transaction Agreements, or the continued operation of the PEO Business in the Ordinary Course of Business, or (c) to the Knowledge of Seller, would restrict the ability of Seller to acquire any property, market, sell, or otherwise provide its services or conduct the PEO Business.

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5.5 Financial Statements.

(a) Attached hereto as Exhibit F are true and complete copies of the (i) audited financial statements of Seller as of August 31, 2017, August 31, 2018, and August 31, 2019 and the related audited statements of income, members’ equity and cash flows and all notes and schedules thereto for the periods of twelve (12) months then ended, and (ii) unaudited balance sheet of Seller as at November 30, 2019, and the related unaudited statement of income for the period of three (3) months then ended (clause (ii), the “Interim Financial Statements” and clauses (i) and (ii), collectively, the “Financial Statements”). Each Financial Statement: (1) is true, accurate and complete in all material respects, (2) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein, subject to normal year-end adjustments and the absence of notes, none of which would be material, either individually or in the aggregate, (3) is consistent with the Books and Records of Seller (which, in turn, are accurate and complete in all material respects) and (4) fairly presents the financial condition of Seller as of the respective dates thereof and the operating results of Seller for the periods covered thereby.

(b) Neither Seller nor SHCM has any material liabilities (contingent or otherwise) in respect of the PEO Business and there is no existing condition, fact or set of circumstances that could reasonably be expected to result in any material liabilities of Seller or SHCM in respect of the PEO Business, except for: (i) performance obligations under Contracts described in Section 5.7, none of which involves non-performance, default or a breach, (ii) liabilities reflected and adequately reserved in all material respects for on the face of the balance sheet included in the Interim Financial Statements, (iii) liabilities of the type set forth on the face of the balance sheet included in the Interim Financial Statements which have arisen on or after the date of such balance sheet in the Ordinary Course of Business of Seller or SHCM (none of which is a liability for breach of contract or violation of Law or involves a tort, infringement, claim, lawsuit, warranty or environmental, health or safety matter), and (iv) as described in Schedule 5.5(b).

(c) Seller and SHCM have established and adhered to a system of internal accounting controls which are reasonably designed to provide assurance regarding the reliability of financial reporting of the PEO Business. There has not been (i) any material weakness in the system of internal accounting controls used by Seller or SHCM in respect of the PEO Business, (ii) any fraud, willful misconduct or misrepresentation with respect to the PEO Business that involves an employee of Seller or SHCM who has or had a role in the preparation of financial statements or the internal accounting controls used by Seller or SHCM, in case each, in connection with the preparation of such financial statements or adherence to such internal accounting controls or (iii) any claim or allegation in writing regarding any of the foregoing.

5.6 Title, Condition and Sufficiency of Purchased Assets; Workers Compensation Reserves.

(a) Seller has, and at the Closing Seller will transfer to Buyer, good, valid and marketable title to all of the Purchased Assets free and clear of all Liens, and subject to no restrictions with respect to transferability.

(b) All of the Equipment and Other Tangible Personal Property included within the Purchased Assets is in good operating condition and repair and free from any defects, except for such minor defects arising from ordinary wear and tear that do not materially interfere with the continued use thereof in the conduct of normal operations.

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(c) The Purchased Assets are sufficient for the conduct of the PEO Business and constitute all of the assets reasonably necessary for the conduct of the PEO Business, in each instance in the Ordinary Course of Business.

(d) SHCM maintains adequate workers’ compensation insurance liability loss reserves for its self-insured retention risks under the workers’ compensation insurance policies issued to SHCM and its Affiliates (“Workers’ Compensation Reserves”) to conduct its business as presently conducted as of the Closing Date. Any reserves for self-insured worker’s compensation risks of SHCM on the Closing Date have been computed to fund known and unknown liabilities in accordance with commonly accepted actuarial standards consistently applied, and they are fairly stated in accordance with sound actuarial principles. SHCM has not made any material change in its accounting methods, principles or practices relating to its Workers’ Compensation Reserves, or to its reserving practices for its Workers’ Compensation Reserves, except as required by GAAP or applicable Law.

5.7 Contracts and Commitments.

(a) Except for this Agreement and the Transaction Agreements and except as disclosed on Schedule 5.7, none of Seller, SHCM or their respective Affiliates is a party to or bound by any of the following agreements in respect of the PEO Business (whether written or oral) (the “Material Contracts”):

(i)	any partnership, joint venture, strategic alliance, stockholder agreement, co-marketing, co-promotion, or other similar Contract or arrangement, or any Contract relating to the acquisition or disposition of any business, including any letter of intent (whether by consolidation, merger, sale of stock, sale of assets, or otherwise);

(ii)	any Contract relating to indebtedness (in any case, whether incurred, assumed, guaranteed, or secured by any asset);

(iii)	any Contract that limits the freedom of Seller to (A) market, sell, or otherwise distribute its products or provide its services in any geographic area, or to compete in any line of business or geographic area or with any Person or (B) solicit for employment, hire or employ any Person;

(iv)	any management service, consulting, financial advisory or any other similar type of Contract;

(v)	any warranty, guaranty, or other similar undertaking with respect to a contractual performance extended by Seller other than in the Ordinary Course of Business;

(vi)	any employment, deferred compensation, severance, bonus, retirement, or other similar Contract or plan;

(vii)	any Contract with any end-user or consumer of Seller’s products and services;

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(viii)	any Contract with any agency, dealer, sales representative, or distributor for the marketing, selling, and distribution of Seller’s products and services;

(ix)	any material license or franchise;

(x)	any Contract, the termination of which or the failure of which to be renewed, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(xi)	any leases or subleases of real property by or to Seller;

(xii)	any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

(xiii)	any Contract with any supplier or customer with respect to discounts, allowances, rebates or extended payment terms;

(xiv)	any Contract with respect to any Intellectual Property (other than commercially available off-the-shelf Software purchased or licensed by SHCM);

(xv)	any Contract for the treatment or disposal of Hazardous Materials;

(xvi)	any take-or-pay Contract, exclusive Contract or requirements Contract or any contract containing a “most favored nation” clause;

(xvii)	any Contract for the advertisement, display or promotion of the PEO Business;

(xviii)	any Contract that would prevent consummation of the transactions contemplated by this Agreement and the Transaction Agreements, compliance by Seller with the terms, conditions, and provisions of this Agreement and the Transaction Agreements or the continued operation of the PEO Business after the date of this Agreement or the Closing on substantially the same basis as historically operated;

(xix)	any other Contract involving $10,000 or more that is not cancelable by Seller or SHCM on thirty (30) days’ or less notice without penalty; or

(xx)	any other Contract not made in the Ordinary Course of Business that is material to Seller, taken as a whole.

(b) Each Contract to which Seller or SHCM is a party or is bound is a valid and binding Contract of Seller or SHCM and is in full force and effect, and neither Seller nor any of its Affiliates nor, to the Knowledge of Seller, any other party thereto, is in default or breach in any material respect under the terms of any such Contract. To the Knowledge of Seller, there is no event, occurrence, condition, or act (including the consummation of the transactions contemplated hereby) that, with the giving of notice or the passage of time, will become a material default or event of default under any such Contract by any of the parties thereto or bound thereby. Neither Seller nor SHCM has been notified by any counterparty to any Material Contract that such counterparty is terminating, modifying, repudiating or rescinding, or intends to terminate, modify, repudiate or rescind, such Contract. Seller has delivered to Buyer true and complete copies of each written Material Contract and true and complete summaries of all oral Material Contracts.

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(c) Neither Seller nor SHCM has received any notice (a) alleging breach of any Contract, (b) terminating or threatening to terminate any Contract or (c) other than in the Ordinary Course of Business, of intent not to renew a Contract.

5.8 No Litigation or Adverse Events. Other than as described in Schedule 5.8, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Authority involving Seller. No suit, action or legal, administrative, arbitration or other proceeding or reasonable basis therefor, or, to Seller’s Knowledge, no investigation by any Governmental Authority pertaining to Seller, the Purchased Assets or the PEO Business (insofar as such matter concerns the PEO Business) exists or is contemplated. No changes in the zoning or building ordinances affecting the properties or leasehold interests of Seller is pending or, to Seller’s Knowledge, has been threatened against Seller that could adversely affect the financial condition or prospects of the PEO Business or any of the Purchased Assets or materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement and the other Transaction Agreements. There is no dispute pending or, to the Knowledge of Seller, threatened of any kind with any Person under any Contract or agreement with Seller (insofar as such matter concerns the PEO Business) that materially adversely affects, or may materially adversely affect, Seller. There is no action, suit or proceeding which Seller (insofar as such matter concerns the PEO Business) currently intends to initiate in respect of the PEO Business.

5.9 Intellectual Property; Know-How. Seller has the entire right, title and interest in and to, or the perpetual royalty-free right to use all Intellectual Property which forms part of the Purchased Assets and is necessary or applicable to or advisable for use in the PEO Business free and clear of all Liens. To the Knowledge of Seller, no Intellectual Property, other than as identified on Schedule 5.9, is necessary to conduct the PEO Business. To the Knowledge of Seller, there is no unauthorized use, disclosure, infringement, or misappropriation of the Intellectual Property or other proprietary rights of Seller, nor, to the Knowledge of Seller, is there any valid basis for any claim of infringement or misappropriation against any third party with respect to such rights.

5.10 Taxes. Except as disclosed on Schedule 5.10:

(a) all Tax Returns required to be filed with any Taxing Authority on or prior to the Closing by or on behalf of Seller or SHCM have been or will be filed when due in accordance with all applicable Laws, and no Taxing Authority in a jurisdiction in which Seller or SHCM has not filed such a Tax Return has claimed that Seller or SHCM is, or may be, subject to Tax by that jurisdiction;

(b) all such Tax Returns are true, complete, and correct in all material respects;

(c) all Taxes due and payable by or on behalf of Seller and SHCM as of the date of this Agreement, and all Taxes due and payable by or on behalf of Seller and SHCM as of the Closing (in each case, whether or not shown as due and payable on the Tax Returns that have been filed) have been timely paid, or withheld and remitted to the appropriate Taxing Authority;

(d) all Taxes that Seller and SHCM have been required to collect or withhold with respect to Seller, SHCM, and the PEO Business have been duly withheld or collected in all material respects and, to the extent required, have been paid to the proper Taxing Authority;

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(e) each natural person who performs services for or on behalf of Seller or SHCM has been properly classified by Seller or SHCM, as applicable, as either an employee, independent contractor, or consultant in accordance with applicable Law, and all employees have been properly classified as exempt or non-exempt for purposes of wage and hour Laws (including the Fair Labor Standards Act);

(f) the reserves, if any, established for Taxes with respect to Seller and SHCM on the balance sheet included in the Interim Financial Statements (excluding in each case any provision for deferred Taxes established to reflect timing differences between book and Tax income) are consistent with Past Practice;

(g) there is no material action pending or, to the Knowledge of Seller, threatened, against or with respect to Seller or SHCM in respect of any Tax;

(h) there are no Liens for Taxes upon the Purchased Assets, except Liens for current Taxes not yet due or payable;

(i) Neither Seller nor SHCM is nor has ever been liable for the payment of any Tax as a result of being a member of an affiliated, consolidated, combined, or unitary group or being a party to any agreement or other arrangement whereby liability for payment of any Tax is determined or taken into account by reference to the liability of any other Person;

(j) no Purchased Asset is subject to a tax partnership or provision requiring a partnership Tax Return to be filed for United States federal or applicable state income Tax purposes;

(k) none of the Purchased Assets are intangibles that were held at any time prior to August 10, 1993 by Seller or a person related to either Seller within the meaning of Section 197(f)(9) of the Code;

(l) all of the Purchased Assets have been properly listed and described on the property Tax rolls for all periods prior to the Closing and no portion of such assets constitutes omitted property for property Tax purposes; and

(m) Seller is not a “foreign person” (as that term is defined in Section 1445 of the Code).

Seller has delivered to Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller or SHCM, filed or received since January 1, 2014. Schedule 5.10 contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is properly payable by Seller or SHCM or will be properly payable by Seller or SHCM for any periods prior to the Closing.

5.11 Employment Matters.

(a) Schedule 5.11(a) contains a complete and accurate list, as of the Agreement Date, of the following information for each employee of Seller working in the PEO Business (the “Employees”), including each Employee on leave of absence or layoff status, updated as of the Closing: name, job title, whether exempt or non-exempt for purposes of the Fair Labor Standards Act, whether union or non-union, years of service, accrued vacation and other accrued leave and service credited for purposes of any Seller Benefit Plan or other term or condition of employment. Total salary, wage, incentive, and other compensation information for the Employees, including true and complete copies of all personnel policies, rules, or procedures applicable to the Employees, has been provided to Buyer prior to the Agreement Date. Except as set forth on Schedule 5.11(a), there are no individuals who provide services to the PEO Business other than through an employment relationship. Except as set forth on Schedule 5.11(a), no Employee has a Contract with Seller or otherwise with respect to his or her terms of employment and all Employees are employed at will.

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(b) Seller and SHCM are in compliance with all laws relating to the employment of labor, including all such laws relating to wages, hours, classification of employee status, collective bargaining, discrimination, immigration, naturalization, civil rights, pay equity, safety and health, workers’ compensation and the collection and payment of withholding, social security Taxes, employment insurance premiums and similar Taxes. Neither Seller nor SHCM is liable for any arrears of wages, any Taxes, claims, or penalties and is not, and shall not be, subject to any corrective action for failure to comply with any such applicable laws.

(c) Neither Seller nor SHCM is a party to or bound by any collective bargaining agreement with respect to the PEO Business, nor has the PEO Business experienced any strike controversy, slowdown, work stoppage, lockout or grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. There are no activities or proceedings of any labor union to organize any Employees.

(d) No complaint against Seller, SHCM, or any of their consultants or Employees is pending or threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar Governmental Authority by or on behalf of any Employee. No organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Employees. None of the officers, directors, consultants of the PEO Business or the Employees have any action, complaint, charge, claim or grievance pending or threatened against the PEO Business. There is no charge of discrimination in employment or employment practices for any person who is or has been employed by the PEO Business or who otherwise provides or has provided services to the PEO Business for any reason, including age, gender, race, religion, disability, sexual orientation, or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission or any other Governmental Authority.

(e) To the best of the Knowledge of Seller, Seller and SHCM are in compliance in all respects with the Immigration Reform and Control Act of 1986 and the Immigration and Nationality Act of 1990 with respect to the Employees, including Immigration and Naturalization Service Form I-9 requirements.

(f) Neither Seller, SHCM, nor any trade or business, whether or not incorporated, that together with Seller or SHCM would be deemed a “single employer” within the meaning of Section 4001 of ERISA (including any entity that during the past six years was a Subsidiary or Affiliate of Seller) (an “ERISA Affiliate”) has ever sponsored, maintained, contributed to, or was obligated to contribute to a “defined benefit plan,” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code. Neither Seller, nor any ERISA Affiliate of Seller has ever participated in nor has been required to contribute to any “multi-employer plan,” as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code or any plan that is subject to Title IV of ERISA. Seller has complied with the notice and continuation of coverage requirements of Section 4980B of the Code, and the regulations thereunder, and COBRA and has complied with the Health Insurance Portability and Accountability Act of 1996 and all applicable regulations thereof with respect to any group health plan within the meaning of Code Section 5000(b)(1). No liability under Title IV or Section 302 of ERISA has been incurred by Seller or any ERISA Affiliate of Seller that has not been satisfied in full, and no condition exists that presents a risk to Seller or any ERISA Affiliate of Seller of incurring any such liability.

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(g) Seller and SHCM have completed all employment eligibility verifications of the Employees and any employees of a customer to the extent required by the Client Agreement and, to the Knowledge of Seller, each customer has completed all employment eligibility verifications of its employees to the extent such verification is required to be done by such customer under the applicable Client Agreement.

5.12 Accounts Receivable. All accounts receivable of Seller and SHCM in respect of the PEO Business arose in the Ordinary Course of Business, represent (to the extent unpaid) valid obligations due to Seller and SHCM, are not subject to claims of set-off or other defenses or counterclaims, are (subject to reserves for bad debts reflected on the unaudited balance sheet of Seller as at November 30, 2019 or, with respect to accounts receivable arising after November 30, 2019, on the Books and Records of Seller) collectible in full within ninety (90) days after billing, and are accurately reflected on Schedule 5.12. To the Knowledge of Seller, there are no facts or circumstances that could reasonably be expected to prevent the collection of any unpaid account set forth in or required to be set forth in Schedule 5.12 in accordance with its terms.

5.13 Absence of Changes or Events.

(a) Since August 31, 2019, there has been no change or event that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect, and Seller and SHCM have operated the PEO Business only in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth in Schedule 5.13, since August 31, 2019:

(i)	Neither Seller nor SHCM has entered into, amended or terminated any material Contract with respect to the PEO Business outside the Ordinary Course of Business;

(ii)	No party (including Seller) has accelerated, terminated, made material modifications to, canceled, rescinded, or waived or entered into an accord and satisfaction with respect to any term, condition, provision, right or remedy of, any Contract with respect to the PEO Business to which Seller is a party or by which it or any of the Purchased Assets are bound;

(iii)	There has been no material loss, damage or destruction to, or any material interruption in the use of, any of the Purchased Assets (whether or not covered by insurance);

(iv)	No party has imposed any Lien upon any of the Purchased Assets, whether tangible or intangible;

(v)	Neither Seller nor SHCM has waived, settled or compromised any material dispute or claim with respect to the PEO Business;

(vi)	Neither Seller nor SHCM has made any material capital expenditures with respect to the PEO Business outside the Ordinary Course of Business;

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(vii)	Neither Seller nor SHCM has granted any license or sublicense of any material rights under or with respect to any Intellectual Property included in the Purchased Assets;

(viii)	Neither Seller nor SHCM has made any material change in its method of doing business or any change in its accounting principles or method of application of such principles or practices with respect to the PEO Business;

(ix)	Neither Seller nor SHCM has written off as uncollectible any notes or accounts receivable, except write‑offs in the Ordinary Course of Business consistent with past practice charged to applicable reserves;

(x)	Neither Seller nor SHCM has made any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by Seller to any direct or indirect wholly-owned subsidiary of Seller;

(xi)	Neither Seller nor SHCM has acquired by merger, consolidation or otherwise any material assets, equity interests or business of any Person or division thereof;

(xii)	Neither Seller nor SHCM has made any assignment for the benefit of creditors, admitted in writing an inability to pay debts as they mature, filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy laws or any other similar laws;

(xiii)	Neither Seller nor SHCM has made any material change in employment terms for any of the Employees outside the Ordinary Course of Business; and

(xiv)	Neither Seller nor SHCM has committed to do, effect, implement or acquiesce to any of the foregoing.

(b) Except as set forth in Schedule 5.13(b), since 12:01 a.m. Eastern Time on the Effective Date, (a) Seller has conducted operations of the PEO Business in the Ordinary Course of Business, and (b) there has not been (i) any sale or transfer of any assets of Seller used or held for use primarily in the PEO Business, other than in the Ordinary Course of Business during the period after 12:01 a.m. Eastern Time on the Effective Date, (ii) any declaration or payment of any dividend or other distribution by Seller, or any redemption, repurchase or other acquisition of any of their respective equity securities, (iii) any loan, advance or capital contribution to any other Person by Seller in respect of the PEO Business or any investment in or acquisition of any other Person by Seller in respect of the PEO Business, other than advances to employees for travel-related expenses in the Ordinary Course of Business during the period after 12:01 a.m. Eastern Time on the Effective Date, (iv) any capital expenditures, or any incurrence of any obligation to make any capital expenditures, in respect of the PEO Business, (v) any increase in the base wage or salary payable to, or any other components of compensation and/or employee health and welfare benefits of, any employee of or consultant to Seller in respect of the PEO Business other than to the extent mandated by applicable Law, (vi) any transaction with any party to the Noncompetition Agreement, any of their Affiliates, or any member of their family entered into or consummated by Seller (including any payment of compensation, commissions or bonuses, but excluding payment of base salary at the annualized rate disclosed to Buyer prior to the Effective Date and excluding employee health and welfare benefits in the Ordinary Course of Business for the period after 12:01 a.m. Eastern Time on the Effective Date), in respect of the PEO Business, (vii) any cancellation, settlement or waiver of any claims by Seller against any third party, in respect of the PEO Business, (viii) any costs and expenses of Seller, paid or reimbursed by Seller, in respect of the PEO Business, (ix) any incurrence or guaranty of any indebtedness, except (A) customer or client deposits held by Seller arising in the Ordinary Course of Business and received after 12:01 a.m. Eastern Time on the Effective Date, and (B) current charges for business expenses on company credit cards arising in the Ordinary Course of Business and incurred after 12:01 a.m. Eastern Time on the Effective Date, (x) any election relating to Taxes, any entry into any closing agreement relating to Taxes, any surrender of any right to claim a refund of Taxes, any settlement or compromise of any Tax claim or assessment, any filing of any Tax Return or any amended Tax Return, any consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, any failure to pay any Tax that becomes due and payable (including any estimated Tax payments), any adoption or change of any Tax accounting method and/or (xi) any Seller Interim Transfer in excess of $50,000 after netting the aggregate amount any and all Buyer Interim Payable and Expenses (clauses (i) through and including (xi) are hereby referred to herein as “Unpermitted Financial Leakage”).

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5.14 Customers and Suppliers. Except as set forth on Schedule 5.14, during the immediately preceding 12 months, no customer or supplier of the PEO Business has provided notice to the effect that, and Seller has no Knowledge that, any such customer or supplier intends to cease being a customer or supplier, as applicable, of the PEO Business, or intends to materially decrease the rate of, or materially change the terms with respect to, buying or supplying, as applicable products and services from or to the PEO Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise). There are no outstanding material disputes with any customer or supplier, and Seller has no Knowledge of any material dissatisfaction on the part of any customer or supplier. Except for insurance carriers with which Seller contracts, to the Knowledge of Seller, there are no suppliers of products or services to the PEO Business that are necessary for or material to the operation of the PEO Business with respect to which reasonably practical alternative sources of supply are not generally available on comparable collective terms and conditions in the marketplace.

5.15 Compliance with Laws; Governmental Authorizations.

(a) The conduct and operations of the PEO Business have been in compliance with each applicable Law that (i) affects or relates to this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, and (ii) is applicable to the PEO Business, the Purchased Assets or the facilities or operations of the PEO Business. Neither Seller nor SHCM has been charged with any violation of any provision of any applicable Law and has not been alleged to have violated any provision of any applicable Law.

(b) Other than as described in Schedule 5.15, since December 31, 2015, neither Seller nor SHCM has received any written notice or other written communication from any Governmental Authority with respect to the PEO Business (i) asserting any violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) giving notice of the revocation or withdrawal of any Governmental Authorization applicable to Seller or SHCM and, to Seller’s Knowledge, no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or both) that could constitute a breach or default under any Governmental Authorization applicable to Seller or SHCM with respect to the PEO Business. Immediately following the Closing, all Governmental Authorizations that are Purchased Assets will be valid and in full force and effect on terms identical in all material respects to those under which, as immediately before the Closing, Seller and SHCM hold such Governmental Authorizations.

(c) Seller and SHCM hold all Governmental Authorizations necessary to enable them to lawfully conduct the PEO Business conducted by them in the manner in which such PEO Business is currently being conducted. Seller and SHCM are in compliance in all material respects with the terms and requirements of such Governmental Authorizations.

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(d) Without limiting the generality of the foregoing representations:

(i)	No employee of a customer is an employee of Seller or SHCM for purposes of any Law.

(ii)	Neither Seller nor SHCM has been the subject to any investigation or proceeding by any Governmental Authority in respect of the PEO Business, nor has Seller or SHCM been subject to any fines (whether or not appealed or paid) by a Governmental Authority in respect of the PEO Business.

(iii)	Seller and SHCM have, on behalf of each applicable customer of Seller and SHCM in the PEO Business, made when due all required federal, state and local Tax filings, and timely paid all Taxes due, in each case, related to the compensation processed by Seller and SHCM on behalf of such customer with respect to its employees. All such Tax filings were prepared and filed by Seller or SHCM, as applicable, in accordance with applicable laws.

(iv)	Seller and SHCM have, on behalf of each applicable customer of Seller and SHCM, timely paid all wages or other compensation due to the employees of customer in accordance with such customer’s employee payroll practices and as required by its services agreement with Seller or SHCM.

5.16 Insurance. Schedule 5.16 sets forth a list of all insurance policies carried by Seller and SHCM in respect of the PEO Business and sets forth an accurate list of all insurance loss runs and claims received in respect of the PEO Business for the most recently ended three (3) policy years to the extent reasonably available. True, complete and correct copies of all insurance policies carried by Seller and SHCM in respect of the PEO Business that are presently in effect have been provided to Buyer, all such insurance policies have been in full force and effect up to the Closing.

5.17 Environmental Protection.

(a) Seller and the PEO Business are and have been, in compliance with all Environmental Laws and all environmental Governmental Authorizations;

(b) There has not been any Release of Hazardous Materials by Seller or SHCM in violation of Environmental Laws at, in, on or under any real property currently or formerly owned, used, leased or operated by Seller or SHCM, and, to the Knowledge of Seller, there has not been any Release of Hazardous Materials by any other Person in violation of Environmental Laws at, in, on or under any real property currently or formerly owned, used, leased or operated by Seller or SHCM or at which or to which any Hazardous Materials generated or transported by or on behalf of Seller or SHCM have been disposed; and

(c) Seller has provided to Buyer true and complete copies of all environmental assessment reports, environmental Governmental Authorizations, information, data and correspondence in the control or possession of Seller or SHCM which relate to the PEO Business or any real property currently or formerly owned, used, leased or operated by Seller or SHCM.

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5.18 Data Privacy. Neither Seller nor SHCM has received any written notice that Seller or SHCM is or may be in violation of any data privacy or data security related Law in respect of the PEO Business. Neither Seller nor SHCM has distributed, used, processed or displayed any PEO Business Data in breach of any Contract or applicable Law. At all times Seller and SHCM have posted, and complied with, privacy policies governing the use and collection of personal information by Seller and SHCM in respect of the PEO Business. Copies of all current privacy policies have been provided or made available to Buyer. Seller has developed, implemented, maintained and used appropriate administrative, organizational, technical and physical safeguards in respect of the PEO Business to preserve the security, integrity and confidentiality of, and to prevent unauthorized use or disclosure of, access to, destruction of, loss or alteration of, any PEO Business Data. To Seller’s Knowledge, none of PEO Business Data or Seller’s or SHCM’s websites or services have been the target of any successful or attempted unauthorized access, denial-of-service assault or other attack.

5.19 Real Property.

(a) Except as set forth on Schedule 5.19(a), neither Seller nor SHCM owns, and neither has ever owned, any real property.

(b) Schedule 5.19(b) sets forth each parcel of real property leased by Seller or SHCM for use in the PEO Business (together with all rights, title and interest of Seller and SHCM in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller or SHCM holds any Leased Real Property for use in the PEO Business (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each written Lease and has disclosed all terms of any oral Lease. With respect to each Lease:

(i)	Such Lease is valid, binding, enforceable and in full force and effect, and the applicable Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)	Neither Seller nor SHCM is in breach or default under such Lease, and, to the Knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, is reasonably likely to constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii)	Neither Seller nor SHCM has received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller or SHCM under any of the Leases and, to the Seller’s Knowledge, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

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(iv)	Neither Seller nor SHCM has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)	Neither Seller nor SHCM has pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property.

(c) Neither Seller nor SHCM has received any written notice of existing, pending or threatened condemnation proceedings affecting the Leased Real Property.

5.20 Interested Transactions. Except as disclosed on Schedule 5.20 no officer, director or manager of Seller or any of its respective Affiliates possesses, directly or indirectly, any ownership or pecuniary interest in, or is a trustee, director, manager, officer, Affiliate, or employee of, any Person that is a lessor, lessee, licensor or competitor of Seller, including any counterparty to any Contract required to be listed on Schedule 5.7. No officer, director or manager of Seller or any of its Affiliates has directly or indirectly offered or solicited any significant payment or other benefit that Seller considers or reasonably should consider to be improper in order to help, procure, or maintain good relations with any lessor, lessee, licensor, competitor or potential competitor of Seller, including any counterparty to any Contract required to be listed on Schedule 5.7.

5.21 Bank Accounts. Schedule 5.21 is a true, complete and accurate list of each Included Bank Account, the number of each such account, and the names of all persons authorized to draw thereon or to having signatory power or access thereto. None of the Included Bank Accounts include any Restricted Cash as of the Closing Date.

5.22 Trade Names; Business Location. Schedule 5.22 sets forth all fictitious or trade names that Seller has been known as or used and all offices or places of business Seller has used, in each case, in the past five years. Seller is not the surviving entity of a merger or consolidation.

5.23 No Broker’s or Finder’s Fees. No agent, broker, investment banker, or other financial advisor is, or will be, entitled to any broker’s or finder’s fee or any other compensation or similar fee in connection with any of the transactions contemplated by this Agreement or any other Transaction Agreement based upon arrangements made by, or on behalf of, Seller.

5.24 Material Statements. None of the representations or warranties in this Article 5 nor any of the exhibits or schedules attached hereto, nor any of the certificates delivered by Seller, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 6

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby makes the following representations and warranties to Seller, each of which is true and correct on the Agreement Date, each of which will be unaffected by any investigation heretofore or hereafter made by Seller, and each of which will survive the Closing and the transactions contemplated hereby:

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6.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own its property and operate its business as and where it is now being conducted. Neither the execution nor delivery of this Agreement and the other Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby requires the consent or approval of or the giving of notice to, registration, filing or recording with or the taking of any other action by Buyer in respect of any Governmental Authority or third party.

6.2 Power and Authority. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby will have been duly authorized by all necessary actions and proceedings prior to the Closing, and this Agreement is, and any documents or instruments to be executed and delivered by Buyer pursuant hereto will be, legal, valid and binding obligations of Buyer enforceable in accordance with their terms.

6.3 No Broker’s or Finder’s Fees. No agent, broker, investment banker, or other financial advisor is, or will be, entitled to any broker’s or finder’s fee or other compensation or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by, or on behalf of, Buyer.

6.4 No Breach. The consummation of the transactions contemplated herein and the execution, delivery and consummation of this Agreement and the Transaction Agreements, do not and will not constitute a material violation or default under, or materially conflict with or result in a breach of (a) the organizational documents of Buyer or (b) any applicable Laws.

6.5 Independent Investigation. The Buyer acknowledges and agrees that it has conducted to its satisfaction, its own independent investigation of the condition, operations and business of the Seller and SHCM and, in making its determination to proceed with the transactions contemplated hereby, the Buyer has relied on the results of its own independent investigation and the representations and warranties made by the Seller in connection with the transactions contemplated by this Agreement. The Buyer acknowledges that it is sophisticated and capable of evaluating the matters set forth above.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1 Further Assurances. Seller shall execute and deliver or cause to be executed and delivered to Buyer such further instruments of transfer, assignment and conveyance and take such other action as Buyer may reasonably require to more effectively carry out the transfer of the Purchased Assets and the consummation of the matters contemplated by this Agreement and to place Buyer in a legal position to be assured of the Purchased Assets that Buyer is acquiring pursuant to this Agreement. The Parties further agree to provide access to each other for any records of the PEO Business during normal business hours with prior advance notice and under reasonable conditions and guidelines for confidentiality and otherwise as may be needed by a Party for any accounting and reporting needs of such Party.

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7.2 Employee and Employee Benefits Matters.

(a) Offer of Employment.

(i)	Effective as of the date of the Closing, Seller shall cause the employment of all Employees (other than those individuals who are not actively employed due to short-term disability or approved leave of absence, whose employment shall be terminated upon their return to active employment) listed in Schedule 7.2(a)(i) to be terminated and shall promptly pay each such Employee for all wages, salary, bonuses and commissions earned and for all vacation or sick time accrued by such Employee through the date of such termination of employment. Except as set forth on Schedule 7.2(a)(i), effective as of the Closing, Buyer shall offer employment to Employees terminated in accordance with the preceding sentence (except that with respect to those individuals on short-term disability or an approved leave of absence, subject to their commencement of active employment with Buyer within 30 days of their expected return date, Buyer shall offer employment to such individuals upon their return from short-term disability or approved leave of absence), subject to such Employee satisfying Buyer’s standard pre-employment background check and drug screening, on terms and conditions substantially equivalent (in the aggregate) to those in effect on the Agreement Date. All Employees to whom Buyer offers employment and who accept such employment are herein referred to as the “Transferred Employees.” Nothing in this Section 7.2 shall limit Buyer’s authority to terminate the employment of any Transferred Employee at any time and for whatever reason.

(ii)	Seller shall be solely responsible for any liability, claim or expense with respect to any Seller Benefit Plan, compensation, or any employment related matter of any nature, whether incurred before or after the Closing, that arises out of or relates to the employment relationship between Seller or any of its Affiliates and any Employee or former employee. Without limiting the foregoing, Seller shall be responsible for the payment of any benefits under any Seller Benefit Plan that become due to any Employees as a result of their termination by Seller in accordance with Section 7.2(a)(i) and Seller shall be solely responsible for any claim for severance by an Employee or former employee of Seller arising solely as a result of the consummation of the transactions contemplated by this Agreement.

(b) Service Credit. Buyer shall cause the Transferred Employees to receive service credit for purposes of eligibility to participate and vesting and solely in cases of vacation and severance benefits, benefit accruals (“Service Credit”) under any employee benefit plan, program or policy (including any vacation or paid time off program or policy, but excluding any equity or equity-based plan, program or policy) sponsored, maintained or contributed to by Buyer or any of its Affiliates for the Transferred Employees after the Closing, to the same extent service is recognized under comparable plans, programs and policies sponsored, maintained or contributed to by the Seller immediately prior to the Closing. Nothing in this Section 7.2(b) shall require the crediting of service that would operate to duplicate any benefits or funding of any such benefits.

(c) Terms of Coverage. With respect to the welfare benefit plans, programs and arrangements in which the Transferred Employees participate after the Closing, Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions (if any) or requirement for evidence of insurability to the extent such limitation had already been satisfied under the Seller Benefit Plans.

(d) Employment-at-Will. Notwithstanding the foregoing provisions of this Section 7.2, the Transferred Employees employed by Buyer are employed-at-will and the terms of the provisions of this Section 7.2 do not confer employee contract rights to any of the Transferred Employees.

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(e) COBRA Benefits. To the extent required by Law with respect to Transferred Employees, Buyer will make available continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under a group health plan or insurance policy maintained by Buyer to each individual who becomes an “M&A Qualified Beneficiary” (as defined in Treasury Regulations Section 54.4980B-5 Q&A-4) as a result of the transactions contemplated by this Agreement.

7.3 Use of Names and Logos. Seller hereby agrees that upon the Closing, Seller shall cease, and shall cause its Affiliates to cease, and Buyer shall have the sole right to the use of the Marks and other names that are Purchased Assets and any substantially similar Marks or other names and any Marks, other names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the PEO Business, including any name or Mark confusingly similar thereto and the Marks related thereto (collectively, the “Company Marks”). Seller shall not, and shall not permit its Affiliates to, use any of the Company Marks or any confusingly similar variation or simulation thereof in any manner anywhere in the world after Closing. At the Closing, Seller shall take all actions necessary to convey any domain names included in the Purchased Assets to Buyer. Seller hereby appoints Buyer as its attorney-in-fact to file all documents and to update all information necessary to reflect such conveyance on or after the Closing. As soon as practicable after the Closing, but no later than two (2) Business Days following the Closing, Seller shall file, and shall cause Affiliates to file, all documentation required to change its name and any “d/b/a” of it or any of its Affiliates to a name that does not include the word “Shiftable” or “SHCM,” or any confusingly similar words, and Seller will not, thereafter adopt such name in connection with any business. If reasonably requested by Buyer, Seller shall provide evidence of compliance with this Section 7.3 to the Buyer.

7.4 Confidential Information. Seller will treat and hold as confidential all of the Confidential Information and refrain from using any of the Confidential Information except in connection with the Transaction Agreements or as may be necessary or appropriate in the operation of the PEO Business prior to Closing. In the event that Seller is requested or required pursuant to written or oral question or a request for information or documents from any Governmental Authority, including the Securities Exchange Commission, to disclose any Confidential Information, the Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.4. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority, or Seller is compelled by a court order or subpoena to disclose to private party, such Person may disclose the Confidential Information to the Governmental Authority; provided, however, that such Person shall first, at Buyer’s sole cost and expense, use its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed by such Person as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of Seller or its respective Affiliates or Representatives.

7.5 Inquiries; UCC Matters. From and after the Closing, Seller will promptly refer all inquiries with respect to ownership of the Purchased Assets or the PEO Business to Buyer. In addition, Seller shall execute such documents and financing statements as Buyer may reasonably request from time to time to evidence transfer of the Purchased Assets to Buyer, including any necessary assignment of financing statements.

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7.6 Actions of Governmental Authorities. In the event any fines, penalties, notices of violation, complaints or enforcement actions of any Governmental Authority occur(s) or are threatened because of or in connection with a breach of any of the representations and warranties set forth in Article 5, without limiting any other rights, remedies, obligations or liability hereunder, Seller shall use its reasonable best efforts to cause such fine, penalty, notice of violation, complaint or other action to be issued in the name of and/or directed to the Seller if such action is reasonably based on the act or omission of Seller.

7.7 Access to Data Servers. Seller shall provide continuing access to its data servers storing data of the PEO Business and/or of the Purchased Assets and will use its reasonable best efforts to ensure the transfer of all of the PEO Business’ data and information to Buyer in a generally useable format.

7.8 Tax Matters.

(a) Payroll Tax Reporting. Buyer and Seller agree that for the taxable year that includes the date prior to the Effective Date, they will follow the Alternate Procedure of Rev. Proc. 2004-53, 2004-34 IRB 320, so that Buyer shall be responsible for employment Tax reporting with respect to Transferred Employees for that calendar year; provided that Seller provides Buyer with all employment tax information reasonably requested by Buyer in connection with Buyer’s preparation and filing of employment Tax Returns for the Transferred Employees for that year. Nothing in this Section 7.8 shall relieve Seller of any liability for failure to properly withhold or pay over any such employment Taxes for the portion of the year during which the Transferred Employees are employed by Seller.

(b) Mutual Cooperation. Buyer and Seller jointly covenant and agree that, from and after the Closing, Buyer and Seller will each use commercially reasonable efforts to cooperate with each other in connection with any action, suit, proceeding, investigation or audit of the other relating to (a) the preparation of an audit of any Tax Return of Seller or Buyer for all periods prior to the Closing Date and (b) any audit of Buyer and/or any audit of Seller with respect to the sales, transfer and similar Taxes imposed by the laws of any state or political subdivision thereof, relating to the transactions contemplated by this Agreement. In furtherance hereof, Buyer and Seller further covenant and agree to promptly respond to all reasonable inquiries related to such matters and to provide, to the extent reasonably possible, substantiation of transactions and to make available and furnish appropriate documents and personnel in connection therewith. Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any Taxing authority or any judicial or administrative proceeding with respect to Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to such Tax Return, audit, examination or proceeding, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period (which shall be maintained confidentially). Without limiting the generality of the foregoing, Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information that may be relevant to such Tax Returns for all Tax periods or portions thereof ending before the Effective Date and shall not destroy or otherwise dispose of any such records without first providing Buyer with a reasonable opportunity to review and copy the same.

(c) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Purchased Assets or the PEO Business shall be made after the date hereof without the prior written consent of Buyer.

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(d) Seller shall be responsible for all state and local sales, use, transfer, real property transfer, documentary stamp, recording and other similar Taxes arising from and with respect to the sale and purchase of the Purchased Assets (collectively, “Transaction Taxes”). To the extent permitted by applicable Law, Buyer and Seller agree to reasonably cooperate with each other to complete any and all exemption certificates or other documents that exempt any of the Purchase Price from any of the Transaction Taxes prior to either the Closing or the due date for such Transaction Tax.

(e) Promptly after Closing, (i) in no event later than 7 days following Closing, Seller shall pay (on behalf of SHCM, in the case of liabilities of SHCM) all Taxes that were due and payable (including past due amounts) from Seller or SHCM as of January 1, 2020 to the appropriate Taxing Authority, and (ii) in no event later than January 31, 2020, (x) all payroll Taxes (including those for which Seller or SHCM is responsible as a withholding agent) for which Seller or SHCM is liable in connection with payments made prior to January 1, 2020 and (y) all Damages related thereto to the appropriate Taxing Authority and provide evidence, by February 15, 2020, to Buyer, satisfactory to Buyer in its sole discretion, of such payment.

7.9 Proration of Expenses and Taxes. Except to the extent already accounted for in Working Capital, any expenses, payments in lieu of Taxes, rents, utility expenses, prepaid expenses, insurance, if any, and other similar matters shall be prorated (based on the number of days in the particular period in question) as of the Effective Date. Seller shall pay those expenses that equitably relate to periods of time prior to the Effective Date, and Buyer shall pay those expenses that equitably relate to periods of time after the Effective Date. At Closing and at all appropriate times after Closing, Seller and Buyer shall promptly pay to the other such amounts as are required to effectuate such proration.

7.10 Third Party Payments.

(a) Following the Closing, if any Party receives a payment from a third party that, pursuant to the terms hereof, should have been paid to another Party, the Party who receives the payment agrees to hold in trust and promptly remit such payment to the Party entitled thereto. If either Party receives a payment from a customer that cannot be identified to a specific invoice or obligation, the recipient shall, if reasonable under the circumstances, inquire of the customer as to the intended application thereof and, lacking a response, the payment shall be applied to the oldest outstanding undisputed invoice relating to the payor.

(b) Following the Closing, Seller agrees to pay in full and discharge, or otherwise fully and promptly resolve, all of the Retained Liabilities (a) in the Ordinary Course of Business and, in any event, in accordance with their stated terms, if applicable, and (b) in a manner that is not detrimental to any relationships of the Buyer or the PEO Business with lessors, employees, contractors, customers, suppliers or others.

(c) If and to the extent that it is determined that (i) legal title to or beneficial or other interest in all or part of any Excluded Assets or (ii) obligation or liability in all or part of any Retained Liability (including, for the avoidance of doubt, and Tax liability) has been transferred to Buyer, or that legal title to or beneficial or other interest in all or part of any Purchased Assets has not been transferred to Buyer, the Parties, as applicable, shall, promptly upon the request of another Party, (a) execute all such agreements, deeds or other documents as may be necessary for the purposes of transferring such assets (or part thereof) or liability or the relevant interests or obligation in them to the other Party; (b) complete all such further acts or things as the other Party may reasonably direct in order to transfer such assets or liability or the relevant interests or obligations in them to the other Party; and (c) hold the asset (or part thereof), or liability or relevant interest or obligation in the asset or liability, on trust for the other Party (to the extent permitted by applicable Law) until such time as the transfer is validly effected to vest the asset (or part thereof) or relevant interest in the asset to the other Party.

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7.11 Transition Assistance. Seller agrees to take steps to facilitate Buyer’s relationship with customers, suppliers, lessors, licensors and other business associates of the PEO Business, and will not in any manner take any action which is designed, intended, or might reasonably be anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates of the PEO Business from maintaining the same business relationships with Buyer after the Closing as were maintained with Seller prior to the Closing.

7.12 Public Announcements. Except to the extent required by Law, none of the Parties shall issue, or cause to be issued, any press release or public announcement of any kind concerning the transactions contemplated hereby without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed); and in the event any such press release, public announcement or other disclosure is required by Law, the Parties will consult prior to the making thereof and use their best efforts to agree upon a mutually satisfactory text.

7.13 Nonassignable Contracts. Notwithstanding anything to the contrary herein, this Agreement and the other agreements and documents contemplated hereby shall not be deemed to constitute an assignment of any Assumed Contract if the consent of a third party is required for such assignment and such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract, and the Buyer shall assume no liabilities under any such Assumed Contract. Without in any way limiting Seller’s obligation to obtain all consents and waivers necessary for the assignment of the Contracts to the Buyer hereunder, if any such Assumed Contract is not assigned at Closing pursuant to this Section 7.13, Seller shall cooperate with the Buyer following the Closing in any reasonable arrangement designed to provide the Buyer with the rights and benefits (subject to the obligations) under any such Assumed Contract, including enforcement for the benefit of the Buyer of any and all rights of each applicable Seller against any other party arising out of any such Assumed Contract by such other party and, if requested by the Buyer, acting as an agent on behalf of the Buyer or as the Buyer shall otherwise reasonably require. With respect to any such Assumed Contract, following the Closing Seller shall continue use commercially reasonable efforts to obtain such consents or waivers. Upon the receipt of any such consent or waiver, Seller shall promptly assign such Assumed Contract to the Buyer for no additional consideration.

7.14 Payment Obligations. Notwithstanding the obligations in Article 3, or anything else to the contrary herein, Buyer and Seller agree that if in the 12-month period after the Effective Date, the total gross payroll processed from the client service agreements with customers of Seller included in the Assigned Contracts as of the date hereof and from all New Contracts, taken as whole, during such 12-month period (the “Total Annual Post-Closing Payroll”) decreases below 90% of the gross payroll that was processed by Seller for the twelve (12) months ended December 31, 2019 (the “Baseline TTM Payroll”), the aggregate Purchase Price payable hereunder shall be reduced by a percentage equal to the difference between (i) 90% and (ii) the percentage that the Total Annual Post-Closing Payroll as of the 12th month following the Effective Date represents of the Baseline TTM Payroll (the total dollar amount of such reduction, the “Purchase Price Reduction”), and such Purchase Price Reduction shall be satisfied in the manner and order of recovery set forth in clauses (a) through and including (b) of Section 8.5. Buyer shall be permitted to conduct its business after the Closing based on the business judgment of Buyer and its authorized representatives; provided, however, that Buyer shall not take any actions, or omit to take any actions, in bad faith with the specific intent and purpose of causing a Purchase Price Reduction to occur.

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ARTICLE 8

INDEMNIFICATION

8.1 Indemnification.

(a) Subject to the limitations set forth in Section 8.4, Seller hereby agrees to hold harmless, defend and indemnify Buyer, its Affiliates and each of its and their respective shareholders, members, directors, managers, officers, employees, agents, representatives, successors and assigns (each hereinafter individually referred to as a “Buyer Indemnified Party” and, collectively, as the “Buyer Indemnified Parties”) from and against any and all losses, liabilities, damages, Taxes, demands, claims, suits, actions, causes of action, judgments, assessments, costs and expenses, including interest, penalties, reasonable attorneys’, accounting and other professional fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, “Damages”) asserted against, resulting from, imposed upon, or incurred or suffered by any Buyer Indemnified Party, directly or indirectly, as a result of, arising from, or relating directly or indirectly to the following: (i) any inaccuracy in or any breach of any of the representations or warranties made by Seller in this Agreement (“Seller Misrepresentations”); (ii) any breach or non-fulfillment of any of the covenants or agreements made by Seller in this Agreement; (iii) any Unpermitted Financial Leakage (iv) any Excluded Assets and Retained Liabilities; (iv) the conduct of the PEO Business, and/or the ownership or utilization of any Purchased Assets, at any time at or prior to the Closing; (v) the amount of any increases in the Workers’ Compensation Reserves or the amount of any decreases in profit receivable by SHCM for worker’s compensation insurance arrangements, each as of the Closing, versus the amounts of such Workers’ Compensation Reserves or profit receivable as set forth in the Interim Financial Statements; (vi) the increase of premium due to carriers under worker’s compensation insurance arrangements for periods prior to Closing versus the estimated payments made as a result of premium audits or similar reviews or (vii) Indemnified Taxes.

(b) Subject to the limitations set forth in Section 8.4, Buyer hereby agrees to hold harmless, defend and indemnify Seller, its stockholders, members, directors, managers, officers, employees, agents, representatives, successors and assigns (each hereinafter individually referred to as a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”), from and against any and all Damages asserted against, resulting from, imposed upon, or incurred or suffered by any Seller Indemnified Party, directly or indirectly, as a result of, arising from, or relating directly or indirectly to the following: (i) any inaccuracy in or any breach of any of the representations or warranties made by Buyer in this Agreement (“Buyer Misrepresentations”); (ii) any breach or non-fulfillment of any of the covenants or agreements made by Buyer in this Agreement; and/or (iii) any Assumed Liabilities.

(c) As used herein, the term “Indemnified Party” shall mean a Buyer Indemnified Party when applied to Section 8.1(a) hereof and shall mean a Seller Indemnified Party when applied to Section 8.1(b) hereof and the term “Misrepresentations” shall mean Seller Misrepresentations when applied to Section 8.1(a)(i) hereof and Buyer Misrepresentations when applied to Section 8.1(b)(i) hereof.

(d) To the extent permitted by applicable law, for purposes of determining Damages under this Agreement, all Indemnified Taxes described in Section 7.8(e) which were not paid by or on behalf of SHCM by the date required by Section 7.8(e) shall be multiplied by 2.0. For illustration, if a $100 tax liability of SHCM that was due as of December 31, 2019 is not paid pursuant to Section 7.8(e) by January 31, 2020 and is paid by or on behalf of SHCM on March 1, 2020, the associated Damages for purposes of determining indemnification shall be $200.

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8.2 Survival.

(a) The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing and expire as follows (the period through the relevant expiration date being referred to as the “Indemnification Period” in this Agreement):

(i)	the representations and warranties set forth in Sections 5.1 (Organization; Capitalization; Subsidiaries), 5.2 (Power and Authority), 5.3 (Governmental Authorizations), 5.4 (Non-Contravention; Consents; Restrictive Documents), 5.6 (Title, Condition and Sufficiency of Purchased Assets; Workers’ Compensation Reserves), 5.13(b) (Unpermitted Financial Leakage), 5.24 (No Broker’s or Finder’s Fees), 6.1 (Organization), 6.2 (Power and Authority), 6.3 (No Broker’s or Finder’s Fees) (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely;

(ii)	the representations and warranties set forth in Sections 5.9 (Intellectual Property; Know-How), 5.10 (Taxes), 5.12 (Employment Matters), 5.16 (Compliance with Laws; Governmental Authorizations) and 5.18 (Environmental Protection) (the “Special Representations”) shall survive for sixty (60) days after the expiration of the last to expire of any applicable statute of limitations period;

(iii)	all other representations and warranties set forth in Article 5 and Article 6 of this Agreement shall survive until the second (2nd) anniversary of the Closing; and

(iv)	all covenants and other agreements of the Parties contained in this Agreement will survive the Closing indefinitely or for the period explicitly specified therein.

(b) Notwithstanding the foregoing, claims for indemnification pursuant to this Article 8 for breaches of any representations and warranties or covenants arising from fraud, intentional misrepresentation or willful breach of this Agreement shall survive indefinitely.

(c) Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence with respect to any claim for Damages with respect to which any Indemnified Party has validly given notice in accordance with Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.2 that is pending or settled but not paid (an “Outstanding Claim”), as to which the obligation of the Indemnifying Party shall continue solely with respect to the Outstanding Claim until the liability of the Indemnifying Party shall have been determined pursuant to this Article 8.

8.3 Claim Procedure.

(a) Claim Notice. An Indemnified Party seeking indemnity under this Article 8 shall give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”) promptly upon becoming aware of the matters forming the basis of such claim, whether the Damages sought arise from matters solely between the Parties. The Claim Notice shall contain (i) a description and, if known, estimated amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Damages.

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(b) Response to Claim Notice. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall either:

(i)	agree that the Indemnified Party is entitled to receive all of the Claimed Amount, and the Indemnifying Party shall pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or

(ii)	dispute that the Indemnified Party is entitled to receive all of the Claimed Amount (in such an event, the Response shall be referred to as an “Objection Notice”);

provided that, for the avoidance of doubt, the failure to deliver an Objection Notice within 30 days after the delivery of a Claim Notice shall constitute an agreement to the Claimed Amount in accordance with Section 8.3(b)(i).

(c) Contested Claims. If the Indemnifying Party disputes its obligation to pay a Claimed Amount pursuant to an Objection Notice, the Indemnifying Party and Indemnitee shall attempt in good faith to reach an agreement as to the disputed matter. If the Indemnifying Party and Indemnitee shall have failed to resolve such disputed matters within 30 days from the Indemnitee’s receipt of the Objection Notice, then the Parties may submit the matter to a court of competent jurisdiction as set forth in Section 10.8 prior to the expiration of the relevant Indemnification Period set forth in Section 8.2.

(d) Third Party Claims.

(i)	If an Indemnified Party receives notice or otherwise learns of the assertion by a Person other than a Buyer Indemnified Party or Seller Indemnified Party of any claim with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article 8, the Indemnified Party shall give written notification to the Indemnifying Party within five days thereafter. Such notice shall be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed Damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except and then solely to the extent of any Damage caused by or arising out of such failure or to the extent such delay or deficiency prejudices or otherwise adversely affects the rights of the Indemnifying Party with respect thereto. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or if the Damages thereunder may exceed the Indemnity Cap. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense.

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(ii)	The Party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon the written opinion of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests or defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Damages” for purposes of this Agreement. The Party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading that may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding.

(iii)	The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the consent of the Indemnified Party shall not be required for non-criminal matters if the Indemnifying Party agrees to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed).

8.4 Limitations Upon Seller’s and Buyer’s Liability.

(a) Threshold Amount. Subject to clause (c) below, no Indemnified Party shall make a claim against an Indemnifying Party for indemnification for Damages under this Article 8 until the aggregate amount of all Damages (including costs and expenses) incurred by Indemnitees for Seller Misrepresentations or Buyer Misrepresentations, as applicable, exceeds $100,000 (the “Threshold Amount”), in which event the indemnification obligations of the Indemnifying Party shall be effective and apply with respect to the first dollar of such Damages and not just the amount that exceeds the Threshold Amount.

(b) Indemnity Cap. Subject to clause (c) below, notwithstanding anything else contained in this Agreement to the contrary, the maximum liability of an Indemnifying Party for claims for indemnification arising out of any and all Misrepresentations shall not exceed $5,000,000 (the “Indemnity Cap”).

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(c) Limitation. In no event shall the Threshold Amount or the Indemnity Cap apply to any claims for Damages arising or resulting from (i) any Seller Misrepresentation or any Buyer Misrepresentation with respect to Fundamental Representations, or (ii) fraud, gross negligence or intentional breach of this Agreement; and no indemnification payment made by any Indemnifying Party by reason of, resulting from or arising out of any Fundamental Representations, fraud, gross negligence or intentional breach of this Agreement shall be considered in determining whether the Threshold Amount or Indemnity Cap has been exceeded. In no event shall the Threshold Amount apply to any claims for Damages arising or resulting from Seller Misrepresentations with respect to Special Representations, and no indemnification payment made by any Indemnifying Party by reason of, resulting from or arising out of any Special Representations shall be considered in determining whether the Threshold Amount has been exceeded.

(d) Investigation. The representations, warranties and covenants of Seller made herein, and the rights and remedies that may be exercised by the Buyer Indemnified Parties hereunder, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, Buyer.

(e) Materiality Qualifiers. Notwithstanding anything to the contrary contained herein, for purposes of determining (a) whether a breach of a representation or warranty exists for purposes of this Agreement, (b) the amount of Damages arising from such a breach for which the Buyer Indemnified Parties or the Seller Indemnified Parties are entitled to indemnification under this Agreement and (c) whether the Threshold Amount or Indemnity Cap has been exceeded, each such representation and warranty shall be read without giving effect to any qualification that is based on materiality, including the words “material,” “Material Adverse Effect,” “Material Adverse Change,” “in any material respect” and other uses of the word “material” or words of similar meaning (and shall be treated as if such words were deleted from such representation or warranty).

(f) Insurance Proceeds. The amount of any Damages that may be subject to indemnification hereunder will be determined net of the sum of any amounts actually recovered by the Buyer Indemnified Parties under insurance policies in respect of the related matter, in each case net of (i) any reasonable, documented out-of-pocket expenses incurred in collecting such proceeds (including any insurance deductible or retention amount) and (ii) the present value of any insurance premium increases resulting therefrom.

8.5 Order of Recovery. Any indemnification or payment to which Buyer Indemnified Parties are entitled under this Agreement shall be satisfied, in the following priority:

(a) First, by offset against the remaining unpaid portion of the Installment Amount; and

(b) Second, to the extent such indemnification or payment obligation exceeds the remaining unpaid portion of the Installment Amount, by wire transfer of immediately available funds from Seller.

Notwithstanding the foregoing, for any claims for indemnification pursuant to Section 8.1(a) relating directly or indirectly to any failure by Seller (or any Affiliate of Seller) to (i) make when due all required federal, state and local Tax filings, and timely pay all Taxes due, in each case, related to the compensation processed by Seller (or any Affiliate of Seller) on behalf of a customer with respect to its employees or (ii) timely pay all wages or other compensation due to the employees of such customer in accordance with such customer’s employee payroll practices and the requirements of its service agreement with Seller, the Buyer Indemnified Parties shall have the right to seek satisfaction of such claim by any method provided in clauses (a)-(b) above in their sole discretion without regard to priority.

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8.6 Characterization of Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price to the extent permitted by Law.

ARTICLE 9

MISCELLANEOUS

9.1 Assignment. This Agreement is binding upon and will inure to the benefit of each of the Parties and to their respective successors and permitted assigns. This Agreement may not be assigned by any Party without the prior written consent of each of the other Parties and any attempted assignment without such written consent will be null and void and without legal effect; provided that Buyer may assign this Agreement to an Affiliate thereof or to any lender as collateral security.

9.2 Amendment and Modification. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of Buyer and Seller. All waivers of rights under this Agreement shall be in writing, and no waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.3 Notices. All notices, requests, demands and other communications hereunder shall be deemed to be duly given if delivered by hand, if delivered by a nationally recognized overnight delivery service, if mailed by certified or registered mail with postage prepaid, or if sent by email, as follows:

(a)	If to Seller:

Scott Absher

c/o ShiftPixy, Inc.

1 Venture, Suite 150

Irvine, CA 92618

Email: scott.absher@shiftpixy.com

With a copy (which shall not constitute notice) to:

General Counsel

ShiftPixy, Inc.

1 Venture, Suite 150

Irvine, CA 92618

Attention: Kirk Flagg

Email: kirk.flagg@shiftpixy.com

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(b)	If to Buyer:

c/o Vensure Employer Services, Inc.

2425 Commerce Avenue NW, Suite 300

Duluth, Georgia 30096

Attention: Alex Campos

Email: alex.campos@pcgh.com

With a copy (which shall not constitute notice) to:

Vensure Employer Services, Inc.

2425 Commerce Avenue NW, Suite 300

Duluth, Georgia 30096

Attention: P. Cory Barnwell, Esq.

Email: Cory.Barnwell@vensure.com

and

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Attention: Chris Henry

Email: chenry@lowenstein.com

and

Solamere Capital Fund II, LP

c/o Solamere Capital Fund II GP, LP

137 Newbury Street, 7th Floor

Boston, MA 02116

Attn: Eric F. Scheuermann

Email: efs@solamerecapital.com

and

Western Heritage Capital, LLC

c/o David W. Glenn, Founder

536 West 500 South

Midway, UT 84049

Email: dglenn@westernheritagecap.com

or to such other address as any Party may provide to the other Parties in writing.

9.4 Entire Agreement. This Agreement, together with the other Transaction Agreements, embodies the entire agreement among the Parties with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties among the Parties other than those set forth or provided for herein and therein.

9.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original with the same effect as if the signatures on each counterpart were upon the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

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9.6 Governing Law. All matters arising out of or in connection with this Agreement and its exhibits and schedules (whether arising in contract, tort, equity or otherwise), including the construction and interpretation thereof, shall be governed by the laws of the State of Delaware without regard to conflicts of laws principles that would result in the application of the laws of another jurisdiction to any such matters.

9.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.8 Submission to Jurisdiction. Each Party irrevocably agrees that any legal proceeding arising out of or relating to this Agreement brought by the other Party or its successors or assigns shall be brought and determined in any State or federal court in the State of Delaware, in Wilmington, Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby. Each of the Parties agrees not to commence any legal proceeding relating thereto except in the courts described above in Delaware, other than legal proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement, the Transaction Agreements or the transactions contemplated hereby and thereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the legal proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such legal proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.9 Headings. The headings used in this Agreement are for convenience only and do not constitute a part of this Agreement.

9.10 Schedules and Exhibits. All of the Schedules and Exhibits attached hereto are incorporated herein and made a part of this Agreement by reference thereto.

9.11 Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof or to any other Transaction Agreement and this Agreement shall instead be deemed to have been drafted by all the Parties.

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9.12 Expenses. Except as otherwise provided herein, each Party shall pay all costs and expenses incurred by such Party incident to the preparation and execution of this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby.

9.13 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.14 No Third-Party Beneficiaries. Except as set forth expressly to the contrary elsewhere in this Agreement, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

9.15 Specific Performance. Each Party acknowledges and affirms that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which such Party may be entitled, at Law or in equity.

9.16 Prevailing Party. If any legal action or other proceeding is brought for the enforcement or interpretation of any of the rights or provisions of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party will be entitled to recover reasonable attorneys’ fees and all other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

9.17 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any agreement or document delivered contemporaneously herewith, each Party by and on behalf of itself, agrees and acknowledges that, in respect of either Party’s obligations hereunder, no Person other than the Parties (and their successors and assigns) shall have any obligation hereunder and that neither Party nor any of their Affiliates has any rights of recovery hereunder against, or any recourse hereunder or under any agreement or document delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith against, (a) any former, current or future equityholder, manager, member, partner, trustee, officer, employee, representative or agent of the other Party (or any successor or assignee thereof) or (b) any former, current or future equityholder, manager, member, partner, trustee, officer, employee, representative or agent of any equityholder, member, manager or partner of the other Party or any Affiliate thereof (each, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of either Party against any of the Party Affiliates, by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any statute, regulation or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Party Affiliate, as such, for any obligations of either Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Each Party Affiliate is expressly intended as a third-party beneficiary of this Section 9.17.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

SELLER: SHIFTPIXY, INC.

By:	/s/ Scott Absher
Name:	Scott Absher
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BUYER: SHIFTABLE HR ACQUISITION, LLC

By:	/s/ Alex J. Campos
Name:	Alex J. Campos
Title:	Chief Executive Officer

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